EXHIBIT (a)(1)(i)
Offer to Purchase

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
LAFARGE NORTH AMERICA INC.
at
$75.00 Net Per Share
by
EFALAR INC.
a wholly-owned subsidiary of
LAFARGE S.A.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME,
ON MONDAY, MARCH 20, 2006, UNLESS THE OFFER IS EXTENDED.
       The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn a number of shares of common stock, par value $1.00 per share (the “Common Shares”), of Lafarge North America Inc. (the “Company”) which, when taken together with the Exchangeable Preference Shares (as defined in the INTRODUCTION) validly tendered and not withdrawn pursuant to the EPS Offer (as defined in the INTRODUCTION), will constitute at least a majority of the outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Offer, excluding Common Shares and Exchangeable Preference Shares beneficially owned by Lafarge S.A. and certain other persons as set forth in the INTRODUCTION (the “Minimum Tender Condition”) and (ii) there being validly tendered and not withdrawn a sufficient number of Common Shares such that, upon acceptance for payment and payment for the tendered Common Shares pursuant to the Offer (and taking into account any Exchangeable Preference Shares to be accepted for payment in the EPS Offer), Lafarge S.A. will, directly or through wholly-owned subsidiaries, own a number of Common Shares and Exchangeable Preference Shares representing at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Offer. The Minimum Tender Condition is not waivable. The Offer is also subject to certain other conditions set forth in this Offer to Purchase. See “THE OFFER — Section 11. Conditions to the Offer” of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Common Shares.

      None of the Securities and Exchange Commission, any state securities commission or the securities regulatory authority of any other jurisdiction has: (i) approved or disapproved of the Offer; (ii) passed upon the merits or fairness of the Offer; or (iii) passed upon the adequacy or accuracy of the disclosure in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Information Agent for the Offer is:
The Dealer Managers for the Offer are:

February 21, 2006

IMPORTANT
      Any shareholder of the Company who desires to tender all or any portion of such shareholder’s Common Shares pursuant to the Offer must do one of the following, as applicable: (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal (having such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message (as defined herein) in lieu of the Letter of Transmittal) and any other required documents to Computershare Shareholder Services, Inc., the “Depositary” for the Offer, and either deliver the certificates for such Common Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender such Common Shares by book-entry transfer by following the procedures described in “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares” of this Offer to Purchase, in each case on or prior to the Expiration Date (as defined herein) of the Offer, or (b) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder of the Company with Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that institution in order to tender such Common Shares pursuant to the Offer.
      Any shareholder of the Company who desires to tender Common Shares pursuant to the Offer and whose certificates representing such Common Shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering Common Shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Common Shares pursuant to the Offer by following the procedures for guaranteed delivery described in “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares” of this Offer to Purchase.
      Holders of Exchangeable Preference Shares wishing to tender such shares should follow the instructions in the separate materials sent to them along with this Offer to Purchase.

      Questions and requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the EPS Offer and other tender offer materials may also be directed to the Information Agent. A shareholder may also contact such shareholder’s broker, dealer, commercial bank or trust company for assistance.

i

SUMMARY TERM SHEET
      This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the offer described in this document, and for a more complete description of the terms of the offer, you should read carefully this entire Offer to Purchase, the schedules to this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein and the Letter of Transmittal provided with this Offer to Purchase. Section and heading references are included to direct you to a more complete description of the topics contained in this summary term sheet.

•	Lafarge S.A. (“Parent”), through Efalar Inc. (“Purchaser”), a wholly-owned subsidiary of Parent incorporated in Delaware, is proposing to acquire all of the shares of common stock, par value $1.00 per share, of Lafarge North America Inc. (the “Company”) not owned by Parent and its subsidiaries in a tender offer at a price of $75.00 per share, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. See “THE OFFER — Section l. Terms of the Offer.” Concurrently with this Offer to Purchase all of the shares of common stock of the Company, Parent, through another of its wholly-owned subsidiaries, is offering to acquire all of the exchangeable preference shares of Lafarge Canada Inc. (“Lafarge Canada”), a wholly-owned subsidiary of the Company, at the same per share price being offered for the common stock of the Company. That offer is subject to the conditions contained in this Offer to Purchase, and Parent will not consummate the acquisition of such exchangeable preference shares unless Parent also consummates the acquisition of the common shares of the Company pursuant to this tender offer.

•	Parent currently owns, directly and through its 100% ownership interest in subsidiaries of Parent, approximately 55.4% of the outstanding shares of Company common stock, 10.7% of the outstanding exchangeable preference shares of Lafarge Canada and 53.2% of the outstanding shares of common stock of the Company and exchangeable preference shares of Lafarge Canada taken together as a single class. For a more detailed discussion of Parent’s ownership interests in the Company and Lafarge Canada see the “INTRODUCTION.”

•	The tender offer is conditioned upon, among other things:

•	there being validly tendered and not withdrawn a number of shares of Company common stock which, when taken together with the exchangeable preference shares of Lafarge Canada validly tendered and not withdrawn in the exchangeable preference share offer, will constitute at least a majority of the outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, as of the date the shares of Company common stock are accepted for payment pursuant to the offer, excluding shares of Company common stock and exchangeable preference shares of Lafarge Canada beneficially owned by Parent and certain other persons as set forth in the “INTRODUCTION,” which we refer to as the “minimum tender condition;” and

•	there being validly tendered and not withdrawn a sufficient number of shares of Company common stock such that, upon acceptance for payment and payment for the tendered shares of Company common stock pursuant to the offer (and taking into account any exchangeable preference shares of Lafarge Canada to be accepted for payment in the exchangeable preference share offer), Parent will, directly or indirectly through wholly-owned subsidiaries, own a number of shares of Company common stock and exchangeable preference shares of Lafarge Canada representing at least 90% of the issued and outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, as of the date the shares of Company common stock are accepted for payment pursuant to the tender offer.

The minimum tender condition is not waivable. See “THE OFFER — Section 11. Conditions to the Offer” for a complete description of all conditions to the offer.

•	Parent and Purchaser expect to have sufficient funds to purchase the common shares of the Company tendered and to complete the merger. The offer price of $75.00 per share implies a total value of approximately $3 billion for all of the common shares of the Company and exchangeable preference shares of Lafarge Canada not owned by Parent, including shares obtainable pursuant to the exercise of options and warrants. In order to finance the offer and related transactions, Parent has entered into a $2,800,000,000 credit agreement with J.P. Morgan plc and BNP Paribas. In addition, Parent expects to borrow under an existing €1,850,000,000 credit facility agreement with a syndicate of banks. The ability of Parent to borrow under each of these facilities is subject to customary conditions. Parent and Purchaser expect that the funds available pursuant to these arrangements will be sufficient to consummate the tender offer. The tender offer is not conditioned on obtaining these funds. See “THE OFFER — Section 9. Source and Amount of Funds.”

•	If the offer is completed, Parent will cause Purchaser and the Company to merge pursuant to a “short-form” merger, unless it is not lawful to do so. Under Section 3-106 of the Maryland General Corporation Law and Section 253 of the Delaware General Corporation Law, Purchaser may effect a “short-form” merger without the affirmative vote of the Company’s shareholders if Purchaser owns at least 90% of the of the securities entitled to vote with respect to a merger. See “SPECIAL FACTORS — Section 6. Effects of the Offer and the Merger.”

•	After the merger:

•	Parent would own directly or indirectly all of the equity interests in the Company;

•	the Company’s current minority shareholders would no longer have any interest in the Company’s future earnings or growth;

•	the Company’s common stock would no longer trade on the New York Stock Exchange and the Toronto Stock Exchange; and

•	the Company’s financial statements may no longer be publicly available.
      See “THE OFFER — Section 12. Effect of the Offer on the Market for the Common Shares; NYSE and TSX Quotation; Exchange Act Registration and Margin Regulations.”

•	The tender offer has been commenced without obtaining the prior approval or recommendation of the Company’s board of directors. Neither the approval nor the recommendation of the Company’s board of directors is required under applicable law for this tender offer transaction to be commenced or completed. See the “INTRODUCTION.” The Company’s board of directors is required to advise the Company’s shareholders of its position on the tender offer within ten business days after the date of this Offer to Purchase. See the “INTRODUCTION.”

•	Shareholders who sell their shares of Company common stock in the tender offer will, if the tender offer is completed, receive cash for their shares sooner than shareholders who wait for the merger.

•	Appraisal rights are not available in connection with the offer, and will not be available in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER
      Parent, through Purchaser, is offering to purchase all of the issued and outstanding shares of common stock of the Company not owned by Parent or its subsidiaries for $75.00 per share in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase. The following are some of the questions you, as a shareholder of the Company, may have and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein and the related Letter of Transmittal because the information in these questions and answers is not complete and is intended to be only an overview. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.
Who is offering to buy my shares?
      Purchaser is offering to purchase your shares of Company common stock. Purchaser is a Delaware corporation and a wholly-owned subsidiary of Parent. See “THE OFFER — Section 8. Certain Information Concerning Purchaser and Parent.”
What shares are being sought in the offer?
      We are offering to purchase all of the shares of Company common stock not currently owned by us. See the “INTRODUCTION” and “THE OFFER — Section 1. Terms of the Offer.”
      Concurrently with this offer to purchase your shares of Company common stock, Parent, through another of its wholly-owned subsidiaries, is offering to acquire all of the exchangeable preference shares of Lafarge Canada at the same per share price offered for Company common stock. That offer is subject to the conditions contained in this Offer to Purchase, and Parent will not consummate the acquisition of such exchangeable preference shares of Lafarge Canada unless Parent also consummates the acquisition of the shares of Company common stock pursuant to this tender offer.
How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?
      We are offering to pay $75.00 per share in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase. If you are the record owner of your shares of Company common stock and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your shares of Company common stock through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “INTRODUCTION.” Payments in connection with the offer or the merger may also be subject to backup federal income tax withholding at a rate of 28%, if certain requirements are not met. See “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares” and “THE OFFER — Section 5. Certain United States Federal Income Tax Consequences of the Offer.”
How long do I have to decide whether to tender in the offer? Can the offer be extended?
      You will have until 12:00 midnight, New York City time, on Monday, March 20, 2006, to tender your shares of Company common stock in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in this Offer to Purchase. We can elect at any time to extend the offer. If we extend the offer, we shall inform Computershare Shareholder Services, Inc. (which is the Depositary for the offer) of that fact and shall make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. We may also decide to establish a subsequent offering period of up to 20 business days in certain circumstances, although we are not obligated to do so. See “THE OFFER — Section 1. Terms of the Offer” and “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares.”

Do you have the financial resources to make payment? Is your financial condition relevant to my decision to tender in the offer?
      Parent and Purchaser expect to have sufficient funds to purchase the common shares of the Company tendered and to complete the merger. The offer price of $75.00 per share implies a total value of approximately $3 billion for all of the common shares of the Company and exchangeable preference shares of Lafarge Canada not owned by Parent, including shares obtainable pursuant to the exercise of options and warrants. In order to finance the offer and related transactions, Parent has entered into a $2,800,000,000 credit agreement with J.P. Morgan plc and BNP Paribas. In addition, Parent expects to borrow under an existing €1,850,000,000 credit facility agreement with a syndicate of banks. The ability of Parent to borrow under each of these facilities is subject to customary conditions. Parent and Purchaser expect that the funds available pursuant to these arrangements will be sufficient to consummate the tender offer. The tender offer is not conditioned on obtaining these funds. See “THE OFFER — Section 9. Source and Amount of Funds.”
What are the most significant conditions to the offer?
      We are not obligated to accept for payment or to purchase any shares that are validly tendered unless:

•	that number of shares of Company common stock validly tendered and not withdrawn, when taken together with the exchangeable preference shares of Lafarge Canada validly tendered and not withdrawn in the exchangeable preference share offer, constitutes at least a majority of the outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, as of the date the shares of Company common stock are accepted for payment pursuant to the offer, excluding shares of Company common stock and exchangeable preference shares of Lafarge Canada beneficially owned by Parent and certain other persons as set forth in the “INTRODUCTION” (which we call the “minimum tender condition”); and

•	there have been validly tendered and not withdrawn a sufficient number of shares of Company common stock such that, upon acceptance for payment and payment for the tendered shares of Company common stock in the offer (and taking into account any exchangeable preference shares of Lafarge Canada to be accepted for payment pursuant to the exchangeable preference share offer), Parent will, directly or through wholly-owned subsidiaries, own a number of shares of Company common stock and exchangeable preference shares of Lafarge Canada representing at least 90% of the issued and outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, as of the date the shares of Company common stock are accepted for payment pursuant to the tender offer.
      The minimum tender condition is not waivable.
      The tender offer is also subject to a number of other conditions described below in this Offer to Purchase. We do not believe that we need to obtain any material antitrust, regulatory or other governmental approvals, consents or clearances in order to complete this offer. For a complete description of all conditions to which this offer is subject, see “THE OFFER — Section 11. Conditions to the Offer.”
How do I tender my shares?
      If you hold the certificates for your shares of Company common stock, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and send them to the Depositary at the address listed on the back cover of this Offer to Purchase. You may also tender your shares of Company common stock by following the procedures for book-entry transfer of shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your shares of Company common stock for you in “street name,” you must instruct your broker to tender your shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your shares of Company common stock by using the guaranteed delivery procedures described in this Offer to Purchase. In any case, the Depositary must receive all required documents prior to the expiration date of the offer, which is 12:00 midnight, New York City time, on Monday, March 20, 2006, unless the offer is extended. See “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares.”
Until when can I withdraw shares that I have tendered? How do I withdraw shares that I have tendered?
      You may withdraw your shares of Company common stock at any time prior to the expiration of the offer and, if we have not accepted your shares for payment by Friday, April 21, 2006, you may withdraw them at any time after that date until we accept your shares for payment. This right to withdraw, however, will not apply to any subsequent offering period if we elect to establish one. To withdraw your shares of Company common stock, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw your shares. See “THE OFFER — Section 4. Withdrawal Rights.”
Why are you making this offer?
      We are making the offer for the purpose of acquiring all of the remaining outstanding shares of Company common stock that are not owned by us. Consummation of the offer and the merger at this time would allow public shareholders of the Company to realize a substantial premium over the historical market price of their shares. In addition, it will enable us to simplify and rationalize our corporate structure and eliminate the significant complexity and expense of having some partially-owned and some wholly-owned operations in the U.S. We also expect that the combination of the Company with our wholly-owned operations will be accretive to our earnings. See “SPECIAL FACTORS — Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger.”
What does the Company’s Board of Directors recommend regarding the tender offer?
      We have not asked the board of directors of the Company to approve the tender offer or provide a recommendation with respect to the tender offer. Under applicable law, no approval or recommendation by the Company’s board is necessary for us to commence or complete this tender offer. The board of directors of the Company is required by United States federal securities laws to file with the Securities and Exchange Commission (the “SEC”) and distribute to its shareholders, within 10 business days from the date of this Offer to Purchase, a statement as to its position, if any, on the tender offer.
Will the tender offer be followed by a merger if all the shares of Company common stock are not tendered in the offer? If I do not tender my shares but the offer is completed, what will happen to my shares?
      If we accept for payment and pay for at least a majority of the outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, excluding shares beneficially owned by Parent and certain persons as set forth in the “INTRODUCTION,” and hold, directly or through wholly-owned subsidiaries, at least 90% of the issued and outstanding shares of Company common stock and exchangeable preference shares of Lafarge Canada, taken together as a single class, we shall effect the merger between Purchaser and the Company, unless it is not lawful to do so. Upon the occurrence of the merger, shareholders not tendering in the offer would receive the same amount of cash per share that they would have received had they tendered their shares of Company common stock in the offer. Therefore, upon the occurrence of a merger, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. If the merger does not take place, however, the number of shareholders and the number of shares of Company common stock that are still in the hands of the public may be so small that Company common stock may not be eligible to trade on the New York Stock Exchange and the Toronto Stock Exchange, and there may not be any public trading market for Company common stock. Also, the Company may cease making filings with the SEC or otherwise may not be required to comply with the SEC rules relating to publicly-held companies. See the “INTRODUCTION,” “SPECIAL FACTORS — Section 6. Effects of the Offer and the Merger,” “SPECIAL FACTORS — Section 8. Dissenters’ Appraisal Rights; Rule 13e-3” and “THE OFFER — Section 12. Effect of the Offer

on the Market for the Common Shares; NYSE and TSX Quotation; Exchange Act Registration and Margin Regulations.”
Have any lawsuits been filed in connection with the Offer?
      Yes. In connection with the tender offer and subsequent merger, individual stockholders of the Company have filed several complaints in the Circuit Court for Baltimore City, Maryland and the Circuit Court for Montgomery County, Maryland purporting to commence class action lawsuits on behalf of the public shareholders of the Company against Parent, the Company and each of the individual board members of the Company. Among other remedies, the complaints seek to enjoin the tender offer and subsequent merger or, alternatively, seek damages in an unspecified amount and rescission in the event the proposed transactions occur. Parent believes that the claims in these cases have no merit. See “THE OFFER — Section 13. Certain Legal Matters; Regulatory Approvals” for a more detailed discussion of these lawsuits.
Will I have the right to have my shares of Company common stock appraised?
      Appraisal rights are not available in connection with our offer to purchase your shares of Company common stock, and will not be available in connection with the merger.
What is the market value of my shares of Company common stock as of a recent date?
      On February 3, 2006, the last trading day before we announced our intention to commence the offer, the per share closing price of Company common stock as reported on the New York Stock Exchange was $64.25. On February 17, 2006, the last trading day before we commenced the tender offer, the per share closing price of Company common stock as reported on the New York Stock Exchange was $82.35. We encourage you to obtain a recent quotation for your shares of Company common stock.
How will U.S. taxpayers be taxed for U.S. federal income tax purposes?
      The receipt of cash for shares of Company common stock pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a shareholder who sells shares of Company common stock pursuant to the offer, or who receives cash in exchange for shares pursuant to the merger, will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. If the shares of Company common stock exchanged constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 15%, if the shares were held for more than one year, and at ordinary income tax rates, if held for one year or less. You are urged to consult your own tax advisor as to the particular tax consequences of the offer to you. See “THE OFFER — Section 5. Certain United States Federal Income Tax Consequences of the Offer.”
Who can I talk to if I have questions about the tender offer?
      You may call Innisfree M&A Incorporated at (877) 825-8730 (toll free) for English speakers or (877) 825-8777 (toll free) for French speakers. Innisfree is acting as the information agent for the tender offer. You may also call J.P. Morgan Securities Inc. at (800) 488-6809 (toll free) and BNP Paribas Securities Corp. at (212) 841-3204. J.P. Morgan Securities Inc. and BNP Paribas Securities Corp. are acting as the dealer managers for the tender offer. See the back cover of this Offer to Purchase for additional contact information.

To All Holders of Common Stock of the Company:
INTRODUCTION
      Purchaser hereby offers to purchase all the issued and outstanding shares of common stock, par value $1.00 per share (the “Common Shares”), of the Company, other than Common Shares owned by Parent or its subsidiaries, at a price of $75.00 per Common Share (the “Offer Price”), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal”) (which, together with the Offer to Purchase, as amended or supplemented from time to time, collectively constitute the “Offer”).
      Concurrently with this Offer, Parent, through another of its wholly-owned subsidiaries (“Canadian Merger Sub”), is offering to acquire all of the exchangeable preference shares (the “Exchangeable Preference Shares” and, such Offer, the “EPS Offer”) of Lafarge Canada. The Exchangeable Preference Shares are exchangeable into Common Shares on a 1-for-1 basis (subject to adjustment in accordance with their terms), and the per share offer price in the EPS Offer is the same as the Offer Price. The EPS Offer is subject to the conditions contained in this Offer to Purchase, and Parent will not consummate the acquisition of such Exchangeable Preference Shares unless Parent also consummates the acquisition of the Common Shares pursuant to this Offer. See “THE OFFER — Section 1. Terms of the Offer.”
      Tendering shareholders who are the record owners of Common Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer. Shareholders who hold their Common Shares through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to complete and sign IRS Form W-9, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable in the Offer. See “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares” and “THE OFFER — Section 5. Certain United States Federal Income Tax Consequences of the Offer.” Parent and Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc. (“JPMorgan”) and BNP Paribas Securities Corp. (“BNP Paribas” and, together with JPMorgan, the “Dealer Managers”), Computershare Shareholder Services, Inc. (the “Depositary”) and Innisfree M&A Incorporated (the “Information Agent”) incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser and/or Parent and each such person. See “THE OFFER — Section 14. Fees and Expenses.”
      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A NUMBER OF COMMON SHARES WHICH, WHEN TAKEN TOGETHER WITH THE EXCHANGEABLE PREFERENCE SHARES VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO THE EPS OFFER, WILL CONSTITUTE AT LEAST A MAJORITY OF THE OUTSTANDING COMMON SHARES AND EXCHANGEABLE PREFERENCE SHARES, TAKEN TOGETHER AS A SINGLE CLASS, AS OF THE DATE THE COMMON SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, EXCLUDING COMMON SHARES AND EXCHANGEABLE PREFERENCE SHARES BENEFICIALLY OWNED BY PARENT AND CERTAIN OTHER PERSONS, AS SET FORTH BELOW (THE “MINIMUM TENDER CONDITION”) AND (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN A SUFFICIENT NUMBER OF COMMON SHARES SUCH THAT, UPON ACCEPTANCE FOR PAYMENT AND PAYMENT FOR THE TENDERED COMMON SHARES PURSUANT TO THE OFFER (AND TAKING INTO ACCOUNT ANY EXCHANGEABLE PREFERENCE SHARES TO BE ACCEPTED FOR PAYMENT IN THE EPS OFFER), PARENT WILL, DIRECTLY OR THROUGH WHOLLY-OWNED SUBSIDIARIES, OWN A NUMBER OF COMMON SHARES AND EXCHANGEABLE PREFERENCE SHARES REPRESENTING AT LEAST 90% OF THE ISSUED AND OUTSTANDING COMMON SHARES AND EXCHANGEABLE PREFERENCE SHARES, TAKEN TOGETHER AS A SINGLE CLASS, AS OF THE DATE THE COMMON SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO

THE OFFER (THE “90% CONDITION”). THE MINIMUM TENDER CONDITION IS NOT WAIVABLE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS DESCRIBED IN “THE OFFER — SECTION 11. CONDITIONS TO THE OFFER.”
      Based on information provided by the Company, as of December 31, 2005, there were, in the aggregate, 75,385,675 Common Shares and Exchangeable Preference Shares issued and outstanding (consisting of 71,436,455 Common Shares and 3,949,220 Exchangeable Preference Shares, but excluding 634,836 Exchangeable Preference Shares held by the Company). Parent owns, in the aggregate, directly and through wholly-owned subsidiaries of Parent, 40,093,581 Common Shares and Exchangeable Preference Shares (consisting of 39,605,061 Common Shares and 488,520 Exchangeable Preference Shares). Officers and directors of Parent and Purchaser beneficially own, in the aggregate, 16,171 Common Shares and Exchangeable Preference Shares. Based on information provided by the Company, Parent and Purchaser believe that, as of January 31, 2006, in the aggregate, 85,514 Common Shares and Exchangeable Preference Shares were beneficially owned by officers and directors of the Company (other than those who are also officers and directors of Purchaser or Parent), 634,836 Exchange Preference Shares were held by the Company and 129,000 Exchangeable Preference Shares were held by Lafarge Canada Stock Fund Limited (the “Lafarge Canada Stock Fund”) in connection with the administration of Lafarge Canada’s Employees’ Stock Distribution Plan.
      For purposes of satisfying the Minimum Tender Condition, Common Shares and Exchangeable Preference Shares owned by Parent, Purchaser, wholly-owned subsidiaries of Parent, the Company, their respective officers and directors and the Lafarge Canada Stock Fund have been excluded. Parent and Purchaser believe that, based on the foregoing information, there are, in the aggregate, 35,061,409 Common Shares and Exchangeable Preference Shares outstanding, excluding Common Shares and Exchangeable Preference Shares owned by Parent, Purchaser, the Company, their respective officers and directors and the Lafarge Canada Stock Fund. Therefore, Parent and Purchaser believe that the Minimum Tender Condition would be satisfied if at least approximately 17,530,705 Common Shares and Exchangeable Preference Shares, in the aggregate (excluding Common Shares and Exchangeable Preference Shares owned by Parent, Purchaser, the Company, their respective officers and directors and the Lafarge Canada Stock Fund), are validly tendered prior to the expiration of the Offer. Parent and Purchaser have not verified this share capitalization information with the Company, and the actual number of Common Shares necessary to satisfy the Minimum Tender Condition may vary.
      The purpose of the Offer is to acquire for cash as many outstanding Common Shares not owned by Parent and Purchaser as possible as a first step in acquiring the entire equity interest in the Company. If the Offer is completed and Parent holds, directly or through wholly-owned subsidiaries, at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, Parent will cause the “short-form” merger of Purchaser and the Company (the “Merger”) in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”), unless it is not lawful to do so. The Merger would be effected without a vote of the shareholders of the Company. In the Merger, each then issued and outstanding Common Share (other than Common Shares held by Purchaser or Parent) will be converted into and represent the right to receive the Offer Price. See “SPECIAL FACTORS — Section 2. Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger.”
      If, after the Offer is completed but prior to the completion of the Merger, the aggregate beneficial ownership by Parent and Purchaser of the outstanding Common Shares should fall below 90% for any reason, if Purchaser waives the 90% Condition or if the Offer is not completed for any reason (including a failure to satisfy the Minimum Tender Condition), Purchaser may decide to acquire additional Common Shares and/or Exchangeable Preference Shares on the open market or in privately negotiated transactions to the extent required for the beneficial ownership interest of Purchaser and Parent to equal or exceed 90% of the Common Shares and Exchangeable Preference Shares, taken together as a single class. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than, or the same as, the Offer Price. For a discussion of other actions that Parent and Purchaser may take if the Offer is not completed, see “SPECIAL FACTORS — Section 7. Conduct of the Company’s Business if the Offer Is Not Completed.”
      The board of directors of the Company has not been asked by Parent or Purchaser to approve or recommend the Offer. Under applicable law, no approval or recommendation by the Company’s board is necessary for Parent and Purchaser to commence or complete the Offer. The board of directors of the Company is required to file with the SEC and provide to shareholders, within ten business days from the date of this document, a “Solicitation/ Recommendation Statement on Schedule 14D-9.” The Schedule 14D-9 will also contain other important information, and Parent and Purchaser recommend that holders of Common Shares review it carefully when it becomes available. On February 8, 2006, the Company issued a press release and filed it with the SEC under cover of Schedule 14D-9 to announce that its board of directors had appointed a special committee to respond to the Offer.
      This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Parent and Purchaser, including statements concerning Parent’s and Purchaser’s plans with respect to the Common Shares or their actions if they do not complete the Offer and/or the Merger. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

•	whether the conditions to the Offer will be satisfied;

•	following the completion of the Offer and the consummation of the Merger, the ability to integrate successfully the Company into Parent’s operations;

•	general economic, capital market and business conditions;

•	competitive factors in the industries and markets in which each of the Company and Parent operates and general industry trends;

•	the effect of war, terrorism or catastrophic events;

•	changes in government regulation;

•	changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

•	the ability of Parent to execute fully on its business strategy after taking the Company private, including future expenditures on capital projects.
      The information contained in this Offer to Purchase concerning the Company was supplied by the Company or obtained from publicly available sources. Neither Parent nor Purchaser takes any responsibility for the accuracy of such information.
      THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

SPECIAL FACTORS

1.	Background
      In 1956, Parent entered the North American cement market by building a cement plant in British Columbia, Canada. In 1970, Parent acquired Canada Cement Company, then already the largest cement producer in Canada. Parent entered the U.S. market in 1974, and in 1981 became the second largest U.S. cement producer by acquiring General Portland Inc. In 1983, a corporate reorganization established the Company as the parent of these operations in Canada and the U.S., and the Company completed an initial public offering of common stock. At all times since July 1, 1983, Parent has beneficially owned more than a majority of the issued and outstanding voting stock of the Company.
      Parent and its affiliates own 39,605,061 Common Shares and 488,520 Exchangeable Preference Shares, approximately 55.4% and 10.7% of the issued and outstanding Common Shares and Exchangeable Preference Shares, respectively, and 53.2% of the issued and outstanding Common Shares and Exchangeable Preference Shares taken together as a single class, in each case as of December 31, 2005.
      In 2001, Parent acquired certain U.S. and Canadian cement, aggregates and concrete businesses as a result of Parent’s acquisition of the U.K.-based Blue Circle Industries PLC and thereafter divested the Canadian operations and certain U.S. operations of Blue Circle. In connection with that acquisition the Company and Parent entered into certain agreements related to the management by the Company of the U.S. assets retained by Parent, and Parent granted an option to the Company to purchase those assets, in each case as described under “SPECIAL FACTORS — Section 10. Related Party Transactions; Certain Transactions Between Parent and the Company.” Subsequent to that time, management of Parent has considered, from time to time, possible strategic alternatives with respect to the Company, including the following:

•	in July 2002, Parent management considered acquiring all of the Common Shares and Exchangeable Preference Shares not currently held by it;

•	in September 2003 and February 2004, Parent management considered increasing (but to less than 100%) its ownership percentage in the Company;

•	in July 2004, Parent management discussed with Company management the possibility of swapping certain assets of Blue Circle North America Inc., Parent’s wholly-owned North American subsidiary, for certain assets of the Company; and

•	in November 2004, Parent management considered acquiring all of the Common Shares and Exchangeable Preference Shares not currently held by it.
      In each of the forgoing instances, after discussion with representatives of JPMorgan, financial advisor to Parent, and Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”), legal counsel to Parent, Parent determined not to pursue any such strategic alternative.
      In November 2005, Parent again began to consider a possible tender offer for all of the Common Shares and Exchangeable Preference Shares not currently held by it. Following further discussions with JPMorgan and Cleary Gottlieb, management of Parent formed a small work team to evaluate the Company’s strategic and financial position and to further explore the possibility of acquiring all of the Common Shares and Exchangeable Preference Shares not owned by Parent.
      On November 22, 2005, representatives of JPMorgan and Cleary Gottlieb met with members of Parent’s work team in Paris. At this meeting JPMorgan reviewed with the work team certain considerations relating to the Company in connection with a potential purchase of the Common Shares and Exchangeable Preference Shares not already held by Parent.
      On December 8, 2005, representatives of JPMorgan and Cleary Gottlieb again met with members of Parent’s work team in Paris to further evaluate the merits of a potential tender offer. At this meeting JPMorgan presented analysis relevant to the evaluation of a potential acquisition of the Common Shares and Exchangeable Preference Shares not already owned by Parent, and management determined to discuss the possibility of a tender offer with certain members of the Strategy Committee of Parent’s Board of Directors.
      On December 16, 2005, certain members of Parent’s work team discussed in Paris, on an informal basis, the ongoing evaluation of a potential tender offer for the Common Shares and Exchangeable Preference Shares not already owned by Parent with certain members of the Strategy Committee of Parent’s Board of Directors. Those committee members responded favorably to a suggestion by the work team that it proceed with such evaluation.
      On December 22, 2005, representatives of JPMorgan and Cleary Gottlieb again met with members of Parent’s work team in Paris. Parent’s work team informed JPMorgan and Cleary Gottlieb that the strategy committee had responded favorably to the work team continuing to evaluate the tender offer. At this meeting JPMorgan further updated the valuation analysis that it had previously provided to Parent.
      Throughout January and the first week of February 2006, Parent’s work team, together with JPMorgan, BNP Paribas and Cleary Gottlieb, continued to evaluate a possible tender offer.
      On February 5, 2006, a meeting of Parent’s board of directors was convened in Paris to discuss a potential tender offer for the publicly held Common Shares and Exchangeable Preference Shares. JPMorgan and BNP Paribas provided a presentation that the Board discussed at the meeting, which is described under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors.” Following discussions and questions by the board members to Parent’s management, Parent’s board authorized Parent’s management to proceed with a tender offer for the Common Shares and the Exchangeable Preference Shares not held by Parent and its subsidiaries at a cash price of $75.00 per share.
      Later the same day, representatives of Parent contacted representatives of the Company to advise them of Parent’s intention to commence the Offer. At the same time, Parent delivered the following letter to the members of the Board of Directors of the Company:
Board of Directors
Lafarge North America Inc.
12950 Worldgate Dr., Suite 500
Herndon, Virginia 20170
Attention: Mr. Marshall A. Cohen
           Mr. Philippe R. Rollier
Ladies and Gentlemen:
      Lafarge S.A. (“Lafarge”) is pleased to advise you that it intends to commence a tender offer for all of the outstanding shares of common stock of Lafarge North America Inc. (“LNA” or the “Company”) not owned by Lafarge, at a purchase price of $75 per share in cash. This represents a premium of approximately 16.7% over the closing price on February 3, 2006 and 31.0% over the average closing price during the past three months. In our view, this represents a fair price to LNA’s shareholders and this transaction will be mutually beneficial to LNA’s shareholders and Lafarge. We also intend to commence a tender offer for all of the exchangeable preference shares of Lafarge Canada not owned by Lafarge at the same offer price.
      The tender offer will be conditioned upon, among other things, the tender of a majority of the shares of LNA not owned by Lafarge and its affiliates and ownership by Lafarge of at least 90% of the outstanding shares of LNA, in each case taking into account both the common shares and exchangeable preference shares together as a group. We expect that any common shares not acquired in the tender offer will be acquired in a subsequent “short form” merger at the same price per share offered in the tender offer. We have entered into a credit agreement with JPMorgan and BNP Paribas that, together with our existing credit facilities, will enable us to complete the transaction.
      We believe that Lafarge’s offer to acquire the minority shares of LNA represents a unique opportunity for LNA shareholders to realize the value of their shares at a significant premium to LNA’s current and recent stock price. We also believe that the successful completion of the tender offer will benefit Lafarge itself. In short, we believe that this transaction is a “win-win” situation for the shareholders, as well as the customers and employees, of both companies.
      As the longtime majority stockholder of LNA, we wish to acknowledge your dedicated efforts as board members and management of the Company and to express our appreciation for the significant contribution that the board members and management of LNA have made to the success of the Company over the past several years.
      Please note that, as evidenced by our long history with LNA, Lafarge is not interested in selling its shares of the Company.
      We intend to commence our tender offer within two weeks. Lafarge expects that the Company’s board of directors will form a special committee consisting of independent directors to consider Lafarge’s proposal and to make a recommendation to the Company’s shareholders with respect to our proposal. In addition, Lafarge will encourage the special committee to retain its own legal and financial advisors to assist in its review of our proposal and the development of its recommendation. We are hopeful that, by proceeding with a tender offer, the Company’s shareholders will be able to receive payment for their shares earlier than would otherwise be the case if we sought to negotiate a merger agreement.
      A copy of the press releases announcing the tender offer is attached for your information. We expect to make these releases public prior to the opening of the New York Stock Exchange on February 6, 2006.

Very truly yours,

Bruno Lafont
      Parent issued a press release early the next morning announcing the Offer.
      On February 8, 2006, the Company issued a press release announcing that its board of directors had appointed a special committee (the “Special Committee”), consisting of members not affiliated with Parent or Purchaser, to review the Offer. On February 14, 2006, the Company issued a press release announcing that the Special Committee had retained Merrill Lynch & Co. (“Merrill Lynch”) as its financial advisor to assist in the Special Committee’s review of the Offer and had engaged Simpson Thacher & Bartlett LLP (“Simpson Thacher”) and Venable LLP (“Venable”) to provide legal advice to the Special Committee.
      On February 15, 2006, Simpson Thacher sent the following letter to Cleary Gottlieb:
Laurent Alpert, Esq.
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Dear Laurent:
      On behalf of the Special Committee of the Board of Directors of Lafarge North America Inc. (“LNA”), we are writing to make the following two requests of Lafarge S.A. (“SA”).
      As you may know, the Special Committee is in the process of gathering information in connection with its deliberations concerning the Special Committee’s response to SA’s proposed tender offer after its formal commencement. As part of this process, we hereby request on behalf of the Special Committee that SA deliver or make available to the Special Committee and its advisors all information, if any, in the possession or control of SA or its advisors (on behalf of SA) materially relevant to the value of the offer, including information relating to the use or value of the Company’s assets, including any alternative uses for these assets, hidden values, or legal or technological changes that would reasonably be expected to affect value. Further, please provide any information concerning any discussions or negotiations SA has had with third parties, or any agreements entered into with third parties, concerning a disposition of any material portion of the Company’s assets either before or after giving effect to your proposal. If you believe that this information, in whole or in part, is already in LNA’s possession or control or is otherwise freely available to the public, please let us know.
      Secondly, in anticipation of the demands that will be made of the Special Committee during its deliberations, the Special Committee would like the flexibility to have additional time for the Special Committee and the LNA stockholders to consider any tender offer. The Special Committee would like to know that it has the ability to take additional time, if necessary, to enable it and its advisors to gather and evaluate material information (including any information gleaned from SA as requested above), to evaluate any feedback from LNA stockholders and to allow time for discussions, if appropriate, with SA and its representatives, free of the threat of a possible SA tender takedown occurring only 20 business days after commencement of the tender offer under circumstances where the Special Committee would not at that time be recommending that stockholders tender into such transaction.
      As I have discussed with you before, the Special Committee’s preference would have been for SA to agree to a formal standstill pursuant to which SA would not consummate any tender offer without a recommendation of the Special Committee in favor of SA’s tender offer. I understand from our prior discussions, however, that SA will not grant such a request. Therefore, as an alternative, we hereby request on behalf of the Special Committee that SA agree that, without the consent of the Special Committee, it will not consummate its tender offer until at least the earlier to occur of (i) the expiration of a 60 calendar day period after the commencement of its tender offer (as proposed or as it may from time to time be amended) or (ii) the expiration of a 10 business day period after the disclosure of a formal recommendation by the Special Committee, if any, is made, recommending acceptance by LNA stockholders of SA’s tender offer (as proposed or as so amended); provided that if such a formal recommendation is made and the ensuing 10 business day period would expire after the expiration of the initial 60 calendar day period, then without the consent of the Special Committee, SA will not consummate its tender offer until at least the expiration of such 10 business day period. We note that the 60 calendar day period essentially amounts to only (approximately) a maximum extra, 30-day period after the statutory minimum 20 business day period for a tender offer, and should the Special Committee issue a positive recommendation at some point, the 10 business days is equal to the customary period between the date of filing the target company’s recommendation on a Schedule 14D-9 and the statutory expiration date.
      We believe that both of these requests are reasonable for the Special Committee to ask for, and for SA to grant, in these circumstances. We would also point out that unlike in many transactions of this sort, there was no extended period of negotiations between the parties on the matter that presaged the announcement of SA’s proposed tender offer. In any case, we hope that you will discuss them favorably with your client, and we look forward to receiving SA’s reply as soon as possible.
Very truly yours,
Robert E. Spatt

      On February 16, 2006, Cleary Gottlieb responded to Simpson Thacher’s letter as follows:
Robert E. Spatt, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY
10017-3594
Dear Rob:
      Thank you for your letter of February 15, 2006, which I have discussed with Lafarge.
      Information: While in the ordinary course of day-to-day operations Lafarge does receive from LNA various types of information, Lafarge does not believe that it possesses any information materially relevant to the value of its offer, with the possible exception of (i) information obtained in connection with LNA’s 2005 Strategic Review prepared in March-April of 2005 and (ii) LNA’s 2006 budget prepared as of the end of January 2006. We believe the Special Committee has had access to all such information and, if not, would encourage the Special Committee to obtain such information from management. In addition, we would support every effort by management of LNA to share with the Special Committee whatever information may be in the possession of management and that either management or the Special Committee might deem to be pertinent to the Special Committee’s evaluation, as well as whatever insight management may have with respect to such information.
      I also confirm that Lafarge has not entered into any agreements, or had any discussions or negotiations, with third parties concerning a disposition of any material portion of LNA’s assets.
      Tender delay: We do wish the Special Committee to have adequate time to evaluate our tender offer. If, in due course, the Special Committee does not feel that it is in a position to make a recommendation to the LNA shareholders when it is required to do so, we will consider a reasonable request for an extension of our offer. To extend our offer today for an additional thirty days would be premature.
      I note that, at the Special Committee’s request, we have postponed the date of formal commencement of our offer from Friday, February 17, 2006 to Tuesday, February 21, 2006, which is fifteen days after the announcement date (February 6, 2006) and thirteen days after the date that the Special Committee was reinstituted (February 8, 2006). The Special Committee will thus have had almost a full month from the date of its appointment to the date that it is required to make a recommendation.
Very truly yours,
Laurent Alpert

2.	Purpose and Reasons for the Offer; Plans for the Company After the Offer and the Merger
      The purpose of the Offer is for Parent to increase its direct and indirect ownership of the outstanding Common Shares and Exchangeable Preference Shares from its current level of 53.2% to 100%. Parent will, as soon as practicable upon completion of the Offer, unless it is not lawful to do so, cause the Merger to be effected, pursuant to which each then outstanding Common Share (other than Common Shares owned by Purchaser or Parent), would be converted into and represent the right to receive the Offer Price. The cash consideration to be paid in the Merger would be the same as paid in the Offer. Upon the completion of the Merger, the Company would become a wholly-owned subsidiary of Parent, and Parent intends to combine the Company with its other wholly-owned North American operations currently held by Blue Circle North America, Inc.

      After analysis conducted by Parent’s management and evaluation by Parent’s board of directors, Parent determined that there were substantial potential advantages to Parent and the Company if Parent were to purchase the publicly-held shares of the Company.
      With strong positions in cement, aggregates and gypsum in many North American markets, the Company is an important part of Parent’s global portfolio. The purchase of all of the publicly-held Common Shares will enable Parent to simplify and optimize its corporate structure in this key market, and allow the full integration of the Company with Blue Circle North America Inc., Parent’s wholly-owned U.S. subsidiary. Combining the two companies will remove the substantial administrative burden of maintaining two entities operating in North America, one wholly-owned (Blue Circle North America) and one partially-owned (the Company), which results in significant administrative effort and expense, and diverts the attention of management from the substantive operation of the business. Operationally, Parent believes that consolidating the Company with the rest of the Lafarge Group will eliminate this burden and expense, will streamline and accelerate the decision making process and will result in increased efficiency.
      Furthermore, consistent with Parent’s strategy, the acquisition of the minority shares will provide the Lafarge Group with additional flexibility to pursue business and growth opportunities in North America. This increased flexibility will also allow Parent to allocate more effectively available capital among the various markets in which the Lafarge Group operates. Given its familiarity with the Company and its operations, Parent believes that this is a unique opportunity to create value by consolidating its position in North America without the customary difficulties of integrating an unknown operation.
      Parent also expects that completing the acquisition of the Company’s minority interests will significantly increase the contribution of North America to the Lafarge Group’s net earnings, as robust market conditions in the North American market are forecast to continue in the near and mid-term. The acquisition is expected to be immediately accretive and to improve Parent’s earning per share by approximately 6-7% in 2006. Parent expects this accretion to be realized through approximately €20 million of identified after-tax savings, resulting primarily from reductions in administrative expenses and financing costs. Parent also expects that the acquisition will permit Parent to optimize the use of its free cash flow as well as its balance sheet structure. Current economic conditions, including low interest rates, a favorable Euro-Dollar exchange rate and a robust U.S. construction market, make it particularly attractive at this time for Parent to seek to consolidate its ownership of the Company.
      Parent also considered the current trading price of the Common Shares in relation to historical trading levels. Given the recent run up, prior to the announcement of Parent’s intention to launch the Offer, in the price per Common Share and that the Common Shares were trading near their all time high, Parent believed that this was an optimal time to acquire the public-held shares because Parent could offer a premium in line with typical minority buyback transactions and at the same time offer all shareholders an opportunity to receive a premium on their Common Shares.
      Having come to a determination to pursue the acquisition of the Common Shares and Exchangeable Preference Shares, Parent considered transaction structure alternatives and determined to make a cash tender offer followed by a “short-form” merger. In choosing this structure, Parent considered, among other things, the following:

•	a tender offer followed by a “short-form” merger is a typical means of effecting a parent-subsidiary recombination;

•	the unaffiliated shareholders of the Company would most likely receive payment for their Common Shares and Exchangeable Preference Shares sooner in a tender offer than if Parent pursued a negotiated merger transaction; and

•	no separate approval of the Company’s board of directors or shareholders is required to commence or complete the Offer, as the Offer is made directly to the Company’s shareholders.
      Except as otherwise described in this Offer to Purchase, Parent has no current plans or proposals or negotiations which relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company; (iii) any material change in the Company’s present dividend rate or policy (other than greater flexibility to pay, or not pay, at a rate determined by Parent, dividends after the Merger); or (iv) any other material change in the Company’s business.
      In connection with the Offer and the Merger, Parent expects to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Merger in order to best organize and integrate the activities of the Company and Parent. Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in the Company’s business, corporate structure, certificate of incorporation, by-laws, capitalization, management or dividend policy. Parent intends to retain the Common Shares acquired pursuant to the Offer and the Merger.
      If, within 120 days after the date thereof, the EPS Offer is accepted by holders of not less than 90% of the issued and outstanding Exchangeable Preference Shares, other than the Exchangeable Preference Shares held by or on behalf of Canadian Merger Sub and its affiliates and associates on the date of the EPS Offer, Canadian Merger Sub will acquire the remainder of the Exchangeable Preference Shares pursuant to a compulsory acquisition under section 206 of the Canada Business Corporations Act, on the same terms as the EPS Offer. In addition, if, following the consummation of the EPS Offer, Canadian Merger Sub has not acquired enough shares to complete a compulsory acquisition. Parent and Canadian Merger Sub may seek to effect a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other transaction involving Lafarge Canada, which would result in the remaining minority holders of Exchangeable Preference Shares receiving the same cash consideration for their Exchangeable Preference Shares as offered in the EPS Offer. If the Merger is completed but Canadian Merger Sub has not acquired enough shares to complete a compulsory acquisition or to cause any such subsequent acquisition transaction with Canadian Merger Sub, the Exchangeable Preference Shares may remain outstanding but will be exchangeable into only the Offer Price, as described in “SPECIAL FACTORS — Section 6. Effects of the Offer and Merger.”

3.	Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger
      The rules of the SEC require Parent and Purchaser to express their belief as to the fairness of the Offer and the Merger to shareholders of the Company who are not affiliated with Parent and Purchaser.
      Parent and Purchaser believe that the Offer Price to be received by the unaffiliated shareholders of the Company pursuant to the Offer and the Merger is fair to such unaffiliated shareholders. Parent and Purchaser base their belief on the following factors, each of which, in their judgment, supports their views as to the fairness of the Offer and the Merger:

•	The Offer Price represents a premium of approximately 16.7% to the closing price of the Common Shares on February 3, 2006, the last trading day prior to the date on which Parent’s intention to make the Offer was announced and a premium of approximately 31.0% to the average closing price of the Common Shares during the three months prior to February 3, 2006.

•	The Common Shares were, prior to the announcement of Parent’s intention to launch the Offer, trading at close to all time high closing price of the Common Shares and appreciated by 20% in the twelve months prior to February 3, 2006, by 128% in the three years prior to February 3, 2006 and by 145% in the five years prior to February 3, 2006.

•	The Common Shares are trading at a valuation (as shown by the ratio of firm value to EBITDA) that is materially higher than during most periods over the past five years.

•	The analyses contained in the presentation provided by JPMorgan and BNP Paribas described below, which include a comparison of certain financial, operating and stock market data and forecasted financial information for selected publicly-traded companies in the building materials industry to similar information for the Company and an overview of premiums paid in other buy-in transactions since January 1997. A summary of the JPMorgan and BNP Paribas presentation, which does not express an opinion with respect to the fairness of the Offer Price, is set forth in this Offer to Purchase under “SPECIAL FACTORS — Section 4. Summary of JPMorgan and BNP Paribas presentation to Parent’s Board of Directors.”

•	The Offer provides the Company’s unaffiliated shareholders who are considering selling their Common Shares with the opportunity to sell their shares at the Offer Price without incurring the transaction costs typically associated with market sales.

•	The form of consideration to be paid to the Company’s unaffiliated shareholders is entirely in cash.

•	The Offer and the Merger will provide additional liquidity for the unaffiliated shareholders of the Company.

      In addition, Parent and Purchaser believe that the corporate process by which the Offer and Merger are being pursued is fair to shareholders of the Company who are not affiliated with Parent and Purchaser, based on the following factors:

•	The Offer is conditioned upon the tender of a number of Common Shares which, when taken together with the Exchangeable Preference Shares tendered pursuant to the EPS Offer, constitute at least a majority of the Common Shares and Exchangeable Preference Shares, taken together as a single class, not owned by Parent, Purchaser, the Company, their respective officers and directors and the Lafarge Canada Stock Fund. This Minimum Tender Condition is not waivable. Parent and Purchaser believe that the Company’s unaffiliated shareholders are therefore able to evaluate the terms of the Offer and its fairness without coercion. The effect of the Minimum Tender Condition is that the Offer will not close unless the holders of a majority of the Common Shares and Exchangeable Preference Shares held by the unaffiliated shareholders of the Company have tendered their shares, which amounts to a “public referendum” on the Offer.

•	Each of the Company’s unaffiliated shareholders will be able to decide voluntarily whether or not to tender such shareholder’s Common Shares in the Offer and, if the Offer and the Merger are completed and such shareholder has elected not to tender, such shareholder will receive exactly the same type and amount of consideration in the Merger that such shareholder would have received in the Offer.

•	The Company has publicly disclosed the fact that it has appointed the Special Committee to evaluate the Offer and that the Special Committee has retained Merrill Lynch as it financial advisor and Simpson Thacher and Venable as its legal advisors.
      To the best of Parent’s and Purchaser’s knowledge, a majority of the directors of the Company who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of preparing a report concerning the fairness of the transaction. However, based on the Company’s public disclosure that the Special Committee has retained Merrill Lynch as its financial advisor and Simpson Thacher and Venable as its legal advisors to assist it in considering the Offer and in light of the procedural safeguards discussed above, Parent and Purchaser do not believe the failure to retain such a representative to be material.
      Neither Parent nor Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. In reaching their conclusion as to fairness, neither Parent nor Purchaser considered the liquidation value of the Company’s assets because they consider the Company to be a viable going concern. In addition, the liquidation of the Company’s assets was not considered to be a viable course of action based on Parent’s desire for the Company to continue to conduct its business as a subsidiary of Parent and remain an integral component of Parent’s overall strategy. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Common Shares, and Parent and Purchaser believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, Parent and Purchaser did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share as of December 31, 2005, calculated by dividing shareholders’ equity by the number of shares of common stock outstanding, was $42.98. This value is substantially below the Offer Price. Parent and Purchaser are not aware of any firm offers made for the Company during the past two years and in any event have no intention of selling the Common Shares or Exchangeable Preference Shares owned by them, and therefore did not consider any such offers in reaching their conclusion as to fairness.
      Parent’s and Purchaser’s consideration of the factors described above reflects their assessment of the fairness of the Offer Price to the Company’s unaffiliated shareholders in relation to the going concern value of the Company on a stand-alone basis.
      The foregoing discussion of the information and factors considered by Parent and Purchaser is not intended to be exhaustive, but is believed to include the material factors considered by Parent and Purchaser. Parent and Purchaser’s views as to the fairness of the Offer to shareholders of the Company should not be construed as a recommendation to any shareholder as to whether that shareholder should tender such shareholder’s Common Shares or Exchangeable Preference Shares in the Offer.

4.	Summary of JPMorgan and BNP Paribas Presentation to Parent’s Board of Directors
      Parent engaged JPMorgan and BNP Paribas to act as its joint financial advisors in connection with a possible transaction involving the Company. Prior to the Offer, JPMorgan and BNP Paribas had discussions with the board of directors of Parent with respect to the Offer and provided a presentation to the board of directors of Parent. The following is a summary of the material financial analyses contained in that presentation. However, it does not purport to be a complete description of the analyses performed by JPMorgan and BNP Paribas or of their discussions with the board of directors of Parent.
      Parent did not request, and JPMorgan and BNP Paribas did not provide, any opinion to Parent, the Company or to the Company’s shareholders as to the fairness of the Offer Price or any valuation of the Company for the purpose of assessing the fairness of the Offer Price. Had JPMorgan and BNP Paribas been requested to provide an opinion or recommend or provide support for a fair or appropriate valuation of the Common Shares not held by Parent and its affiliates, the information, comparisons and analyses presented by JPMorgan and BNP Paribas in the discussion materials might have been different.
      The following summary is included here only for informational purposes and to comply with applicable disclosure requirements. The analyses described herein and the order in which they are presented and the results of the analyses do not represent relative importance or weight given to these analyses by JPMorgan and BNP Paribas. The summary of the presentation set forth below is qualified in its entirety by reference to the full text of the presentation materials which are set forth in Exhibit (c) to the Schedule TO filed with the SEC on February 21, 2006 in connection with the Offer. Copies of the presentation materials may be made available for inspection and copying during regular business hours by any shareholder or its representative who has been designated in writing by contacting the Information Agent. Holders of Common Shares are urged to, and should, read such presentation materials in their entirety. Neither the presentation materials nor this summary constitutes a recommendation as to whether holders of Common Shares should tender their shares in the Offer or as to any other action any holder should take or refrain from taking in connection with the Offer or the Merger.
      In preparing the presentation materials, JPMorgan and BNP Paribas relied upon the accuracy and completeness of all of the financial, accounting and other information reviewed by them and assumed such accuracy and completeness for purposes of the presentation materials and their presentation, and have not assumed any responsibility or liability therefor. JPMorgan and BNP Paribas were not asked to make, and did not assume responsibility for making, any independent verification of the information reviewed by them. In addition, JPMorgan and BNP Paribas did not conduct any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to them. JPMorgan and BNP Paribas also assumed that there have been no material changes in the Company’s condition, results of operations, business or prospects since the date of the most recent financial statements made available to JPMorgan and BNP Paribas and JPMorgan and BNP Paribas do not have any obligation to update, revise or reaffirm the materials presented by them to Parent. JPMorgan and BNP Paribas based their analyses on assumptions that they deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. JPMorgan’s and BNP Paribas’ analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated.
      In providing financial advice and preparing financial analysis, JPMorgan and BNP Paribas, among other things:

•	reviewed certain publicly available business and financial information concerning the Company and the sector in which the business operates;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies JPMorgan and BNP Paribas deemed relevant;

•	compared the equity market capitalization and other financial metrics and multiples for the Company and certain other building materials companies;

•	reviewed current and historical market prices, shareholder returns and valuation multiples at which Common Shares and the shares of certain other publicly traded companies have traded;

•	reviewed the Company’s historical trading volumes;

•	analyzed equity research analysts’ price target ranges for the Common Shares and estimates for the financial performance of the Company and Parent;

•	analyzed the key terms of certain transactions by majority or controlling shareholders between January 1997 and November 2005 in which the remaining interest of the subject company was acquired;

•	reviewed the premia at various illustrative prices over certain historical prices, implied multiples and other financial metrics;

•	reviewed certain internal financial forecasts prepared by the management of Parent relating to the business of the Company and estimated the impact of the transaction on Parent’s earnings per share; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan and BNP Paribas deemed appropriate during the course of providing financial advice.
      Some of the summaries of financial analyses described below include information presented in tabular format. In order to understand fully the financial analyses performed by JPMorgan and BNP Paribas, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by JPMorgan and BNP Paribas. The following quantitative information, to the extent it is based on market data, is based on market data as it existed at or prior to February 3, 2006 and is not necessarily indicative of current or future market conditions.

      Historical Stock Price Performance — JPMorgan and BNP Paribas compiled and presented the historic trading activity of the Company’s Common Shares and shareholder returns over a six-month, one-year, two-year, three-year and five-year timeframe. A summary of the results follows:

			Shareholder Returns
	Historical
	Trading Range			Total Return
			Stock Price at	Incl.
	Low	High	Start of Period	Dividends

6 months	$53.27	$69.09	$69.09	(6.3)%
52 weeks	$52.47	$69.78	$54.50	19.8%
2 years	$39.80	$69.78	$42.73	55.7%
3 years	$26.46	$69.78	$29.81	128.1%
5 years	$26.06	$69.78	$29.01	145.1%
      JPMorgan and BNP Paribas compared the stock price performance of the Company over a one-year period to that of an equally weighted Index of listed U.S. building materials companies and showed that the Company’s Common Shares had appreciated by 16.7% in the one year prior to February 3, 2006, while the Index had appreciated by 41.3% over the same timeframe. The companies in the Index are Vulcan Materials Company (“Vulcan”), Martin Marietta Materials, Inc. (“Martin Marietta”), Florida Rock Industries, Inc. (“Florida Rock”), Eagle Materials Inc. (“Eagle Materials”) and Texas Industries, Inc. (“Texas Industries”).
      JPMorgan and BNP Paribas compared the total shareholder returns of the Company to other building materials companies over a five-year, three-year, two-year, one-year and six-month timeframe. Over a three-year, two-year and six-month timeframe, the Company produced lower shareholder returns than all other U.S. building materials companies analyzed. Over a one-year timeframe, the Company produced lower shareholder returns than all other U.S. building materials companies analyzed except Texas Industries. Over a five-year timeframe, the Company produced lower shareholder returns than all other U.S. building materials companies analyzed except Vulcan and Martin Marietta.
      Trading Prices of the Common Shares — JPMorgan and BNP Paribas analyzed the prices at which the Common Shares of the Company have traded during various historical intervals. A summary of the results follows:

										% of	% of
	% of Shares Traded in Price Range									Total	Free
Months Before										Shares	Float
Feb. 3, 2006	$52 - $54	$54 - $56	$56 - $58	$58 - $60	$60 - $62	$62 - $64	$64 - $66	$66 - $68	$68 - $70	Traded	Traded

1	0.0%	0.0%	5.8%	29.4%	17.9%	21.5%	25.5%	0.0%	0.0%	18.2%	38.8%
3	11.3%	19.0%	16.0%	16.2%	11.8%	11.8%	14.0%	0.0%	0.0%	33.2%	70.6%
6	5.9%	10.0%	13.0%	12.4%	7.9%	15.8%	21.1%	10.0%	3.9%	63.5%	135.0%
9	6.4%	9.4%	11.3%	11.5%	11.8%	15.8%	17.4%	10.4%	6.1%	87.3%	185.7%
12	5.0%	10.0%	14.4%	15.1%	13.7%	15.1%	13.7%	8.1%	4.8%	111.3%	236.8%
      Over the 12 months prior to February 3, 2006, 95.2% of the traded volume in the Company’s Common Shares traded below $68.00 and 87.1% traded below $66.00.
      Comparisons of Selected Publicly Traded Building Materials Companies — JPMorgan and BNP Paribas reviewed and compared certain financial information of the Company with that of other listed building materials companies. For the period between September 1998 and December 2005, JPMorgan and BNP Paribas compared the Company’s ratio of Firm Value (as described below) to last-twelve-month earnings before interest, taxes, depreciation and amortization (EBITDA) to the same ratio for an equally weighted index of U.S. building materials companies (the “U.S. Index”). JPMorgan and BNP Paribas noted that the Company consistently traded at a lower multiple than the U.S. Index during that period. On average, the Company traded at a multiple 2.7x lower than the U.S. Index (or 35.6% lower). For the period between May 2002 and December 2005, JPMorgan and BNP Paribas compared the

Company’s ratio of Firm Value to one year forward projected EBITDA based on analyst consensus estimates to the same ratio for an equally weighted index of European building materials companies (the “European Index”). JPMorgan and BNP Paribas noted that the Company traded at a multiple generally in line with the European Index. On average, the Company traded at a multiple 0.5x lower than the European Index (or 9.0% lower). JPMorgan and BNP Paribas calculated Firm Value as the sum of the value of all of the shares of common stock, on a fully-diluted basis (using the treasury stock method), plus net indebtedness, plus minority interest.
      JPMorgan and BNP Paribas also compared certain financial information of the Company and Parent with that of other listed building materials companies. The U.S. companies analyzed were:

•	Vulcan;

•	Martin Marietta;

•	Florida Rock;

•	Eagle Materials; and

•	Texas Industries.
      The non-U.S. companies analyzed were:

•	Cemex, S.A. de C.V.;

•	Holcim Ltd.;

•	CRH plc;

•	Rinker Group Limited;

•	HeidelbergCement;

•	Hanson PLC;

•	Ciments Francais SA;

•	Italcementi S.p.A.;

•	Cimpor-Cimentos de Portugal, SGPS, S.A. (Cimpor);

•	Buzzi Unicem SpA;

•	Cementos Portland Valderrivas, S.A.; and

•	Cementir-Cementerie del Tirreno SpA (Cementir).
      A summary of the results follows. This analysis suggested that the Company traded at valuation multiples more similar to those of non-U.S. companies than to those of U.S. companies:

	Metrics as of Feb. 3, 2006

	FV/EBITDA				P/E

	2005E		2006E		2006E

U.S. company median	11.4	x	9.3	x	17.8x
U.S. company mean	11.6	x	9.4	x	17.2x
Non-U.S. company median	8.5	x	7.8	x	12.7x
Non-U.S. company mean	8.3	x	7.5	x	12.9x
Parent	7.4	x	6.8	x	12.8x
Company	6.5	x	6.2	x	14.0x
      JPMorgan and BNP Paribas identified six factors that contributed to the difference between the Company’s valuation multiples relative to certain other U.S. building materials companies: its product mix;

its geographic mix; its earnings growth; the liquidity of its stock; its coverage by equity analysts; and its ability to participate in future industry consolidation.
      JPMorgan and BNP Paribas analyzed the Company’s product mix relative to the product mix of other U.S. building materials companies. This analysis suggested that the Company’s product mix was relatively more cyclical and less exposed to aggregate products than that of certain other companies.
      JPMorgan and BNP Paribas analyzed the Company’s geographic presence and noted that the company had relatively limited presence in higher growth regions such as California, Florida and Texas (which had cumulative annual cement consumption growth rates (“CACCGR”) of 5.7%, 5.6% and 5.2%, respectively, between 1994 and 2004), with a larger proportion of its operations located in lower growth regions such as Michigan and Wisconsin (CACCGR of 2.1% and 2.0%, respectively, between 1994 and 2004) and Canada (CACCGR of 3.0% between 1993 and 2003).
      JPMorgan and BNP Paribas compared the earnings per share (“EPS”) growth between 2004 and 2005 and the analyst consensus estimate of EPS growth between 2005 and 2006 for the Company and other listed U.S. building materials companies. In both time periods, the Company’s EPS growth rate was lower than that of all other companies analyzed. The Company’s EPS growth between 2004 and 2005 was 11.4%, compared with a median growth rate of 43.0% for the other companies analyzed. Analysts’ consensus estimate of the Company’s EPS growth between 2005 and 2006 was 6.6%, compared with a median estimated growth rate of 27.9% for the other companies analyzed.
      JPMorgan and BNP Paribas analyzed the historical trading of the Company’s Common Shares and noted that Common Shares were less liquid than that of other U.S. building materials companies. A summary of the results follows:

	Market			Avg. Daily
	Cap		Avg. Daily	Trading Volume
	as of		Trading Volume	as a %
	Feb. 3, 2006	Free Float	($ millions)	of Float

Company	4,844	46.8%	19.2	0.89%
Vulcan	7,789	99.5%	31.0	0.47%
Martin Marietta	4,294	99.2%	30.0	0.92%
Florida Rock	3,685	76.3%	27.7	1.10%
Eagle Materials	2,842	93.3%	20.9	2.12%
Texas Industries	1,271	95.9%	18.2	1.49%
      JPMorgan and BNP Paribas reviewed the independent equity research coverage of the Company and observed that the number of analysts following the company and the number of reports published regarding the company had declined since 2000.
      JPMorgan and BNP Paribas also reviewed publicly-available commentary on the possibility of a takeover offer for other U.S. building materials companies. JPMorgan and BNP Paribas noted that a limited number of large scale U.S. building materials acquisition opportunities existed and that a number of major non-U.S. building materials companies had expressed interest in expanding into the U.S. market.
      Historical Acquisition by Majority or Controlling Stockholders Premia — JPMorgan and BNP Paribas analyzed a summary of statistics for certain transactions involving the acquisition of minority stakes by majority or controlling stockholders between January 1997 and November 2005 and calculated the median premium paid in such transactions for each year during this period. A summary of the results follows:

		Median %
		Premium to Price
	Number of	One Week Prior
Year	Transactions	to Announcement

1997	13	23%
1998	17	19%
1999	14	24%
2000	24	37%
2001	12	43%
2002	9	32%
2003	9	33%
2004	3	25%
Jan. - Nov. 2005	9	15%
      Analysis at Various Prices  — JPMorgan and BNP Paribas reviewed the premia at various hypothetical stock prices over certain historical prices, implied multiples and other financial metrics. A summary of the results follows:

		$68		$69		$70		$Illus		trative		Price		per4Share75				$76		$77		$78

Implied premium to:
Current (Feb. 3, 2006)	$64.25	5.8%		7.4%		8.9%		10.5%		12.1%		13.6%		15.2%		16.7%		18.3%		19.8%		21.4%
3 month average	57.27	18.7%		20.5%		22.2%		24.0%		25.7%		27.5%		29.2%		31.0%		32.7%		34.5%		36.2%
30-calendar day average	60.83	11.8%		13.4%		15.1%		16.7%		18.4%		20.0%		21.7%		23.3%		24.9%		26.6%		28.2%
1-week average	63.64	6.9%		8.4%		10.0%		11.6%		13.1%		14.7%		16.3%		17.9%		19.4%		21.0%		22.6%
Implied multiples:
FV/ 2005A EBITDA		6.9	x	7.0	x	7.1	x	7.2	x	7.3	x	7.5	x	7.6	x	7.7	x	7.8	x	7.9	x	8.0	x
FV/ 2006E EBITDA		6.6	x	6.7	x	6.8	x	6.8	x	6.9	x	7.0	x	7.1	x	7.2	x	7.3	x	7.4	x	7.5	x
P/ 2005A EPS		15.9	x	16.1	x	16.4	x	16.6	x	16.9	x	17.1	x	17.4	x	17.6	x	17.9	x	18.1	x	18.3	x
P/ 2006E EPS		14.9	x	15.1	x	15.3	x	15.6	x	15.8	x	16.0	x	16.2	x	16.5	x	16.7	x	16.9	x	17.2	x
      EPS Impact Analysis — JPMorgan and BNP Paribas analyzed the potential impact of the transaction upon Parent’s EPS. Based upon analyst consensus projections of Parent’s EPS, Parent’s projections of material Company financial metrics (excluding synergies) and a number of assumptions including the proposed transaction financing structure and an illustrative offer price of $70 per share, JPMorgan and BNP Paribas estimated that the transaction would be accretive to Parent’s EPS by an amount equal to 4.4% in 2006 and 5.4% in 2007.
      No company reviewed by JPMorgan and BNP Paribas in the presentation materials is identical to the Company. Accordingly, ratios or other figures applicable to such companies should not be construed as illustrative of equivalent ratios or figures for the Company or the Common Shares.
      Each of JPMorgan and BNP Paribas, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Each of JPMorgan and BNP Paribas is familiar with Parent, having acted as its financial advisor in connection with the Offer and has also provided certain investment banking services to Parent from time to time, and may provide investment banking services to Parent in the future. Each of JPMorgan and BNP Paribas provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Parent and the Company for its own account and for the account of customers.
      JPMorgan and BNP Paribas have agreed to provide financing for the Offer, as described in “The OFFER — Section 9. Source and Amount of Funds,” for which they will receive customary compensation. In selecting JPMorgan and BNP Paribas to represent Parent as its financial advisors, Parent considered primarily JPMorgan’s and BNP Paribas’ qualifications and knowledge of the business affairs of Parent, as well as the reputations of JPMorgan and BNP Paribas as internationally recognized investment banking firms that have substantial experience in transactions similar to the Offer.
      Pursuant to their engagement letters with Parent, JPMorgan and BNP Paribas are each entitled to customary compensation in connection with their service to Parent as financial advisors and Dealer Managers. Parent has also agreed to reimburse JPMorgan and BNP Paribas for reasonable expenses incurred by JPMorgan and BNP Paribas in performing their services and to indemnify JPMorgan and BNP Paribas and related persons and entities against liabilities relating to or arising out of their engagement, including liabilities under the U.S. federal securities laws.

5.	Certain Projected Company Financial Information
      From time to time, the Company prepares internal financial objectives, as well as annual budgets, with respect to its operations in future years, and provides this information to Parent. Parent and Purchaser have included in this document the following information, all of which was provided by the Company to Parent:

•	strategic financial objectives by business segment, prepared by the Company in March and April 2005 in conjunction with the Company’s 2005 strategic review; and

•	annual budget information for the Company for 2006, as prepared by the Company in January 2006.
      In addition, set forth below are projections for the Company that were prepared by Parent in connection with its consideration of the Offer.
      Parent and Purchaser have included internal financial objectives and the 2006 budget information prepared by the Company and made available to Parent, together with Parent’s projections, because a holder of Common Shares might view this information as material in determining whether to tender Common Shares in the Offer. This information should be read together with the summary financial data of the Company set forth in, and the more comprehensive historical financial statements of the Company incorporated by reference herein and available as described in, “THE OFFER — Section 7. Certain Information Concerning the Company.”
      2005 Strategic Review. In March and April 2005, the Company provided Parent with a Strategic Review 2005-2008 (the “2005 Strategic Review”) for each of the Company’s three business segments, consisting of (i) Aggregates, Concrete and Asphalt, (ii) Cement and (iii) Gypsum. The 2005 Strategic Review focused on benchmarking, action plans and strategic targets. It did not provide multi-year financial projections. In conjunction with the presentation of the 2005 Strategic Review, the Company provided Parent with internal financial objectives broken out by business segment as follows:

•	In the case of the Aggregates, Concrete and Asphalt Division, the Company provided objectives with respect to gross sales and operating income from ordinary activities for 2008 (together with historical information for 2004).

•	In the case of the Cement Division, the Company provided objectives with respect to net sales and operating income from ordinary activities for 2005 and 2008 (together with historical information for 2004). All of the financial objectives provided by the Company with respect to its Cement Division consolidated the operations of the Company’s Cement Division with the operations of Parent’s wholly-owned cement operations in North America (which are managed by the Company as described in “SPECIAL FACTORS — Section 10. Related Party Transactions; Certain Transactions Between Parent and the Company”). No financial objectives for the Company’s Cement Division on a stand-alone basis were provided.

•	In the case of the Gypsum Division, the Company provided a bar chart related to objectives for earnings before income and taxes (EBIT) for the Gypsum Division for the years 2005 through 2008 (together with historical information for 2004). Actual numbers for the Gypsum Division objectives were not provided, and the summary set forth below contains estimates based on the bar chart prepared by the Company.
      The following is a summary of the target financial information provided by the Company in conjunction with the 2005 Strategic Review:
Aggregates, Concrete and Asphalt division

	2004	2008F

Gross sales (M$)	2,645	3,003
Operating income from Ordinary Activities (M$)	162	269
Cement Division (a)

	2004	2005F	2008F

Total net sales (M$)	1,874	2,150	2,281
Operating income from Ordinary Activities (M$)	329	432	540

(a)	Consolidated with Parent’s wholly-owned cement operations in North America.
Gypsum Division (b)

	2004	2005F	2006F	2007F	2008F

EBIT (M$)	33	59	54	70	73

(b)	Estimates derived from bar chart.
     All of the foregoing financial information was prepared by the Company for strategic and planning purposes and not as formal financial forecasts. With respect to 2005, the information has been superceded by the actual results of the Company. In addition, all of the foregoing financial information was prepared for individual business segments of the Company and, in the case of the Company’s Cement Division, consolidated the operations of the Company’s Cement Division with the operations of Parent’s wholly-owned cement operations in North America.
      From time to time through 2005, Parent received further financial information delivered to the Company’s board of directors and its Finance Committee. Parent does not believe, except in the case of the budget information for 2006 described below, that any such information is material.
      The Company’s 2006 Annual Budget. In early January 2006, the Company provided Parent with a preliminary version of its annual budget for 2006. A revised version of this budget was provided to Parent in connection with a presentation to the Company’s board of directors on January 31, 2006 (as revised, the “2006 Annual Budget”). The following is an excerpt from the 2006 Annual Budget:

($million, except per share data)	2006B

Sales	4,636
EBITDA	866
Operating income	601
Diluted earnings per share	$4.63

      2006 & 2007 Financial Projections prepared by Parent. In light of the absence of a comprehensive set of financial forecasts for the Company as a whole, Parent, in connection with its consideration of the Offer, developed its own financial projections for the Company for 2006 and 2007. In developing its projections for 2006, Parent relied principally on the 2006 Annual Budget. In developing its projections for 2007, Parent used the overall market projections and Company objectives contained in the 2005 Strategic Review, more recent market forecasts (including those published by the Portland Cement Association) and Parent’s view of the Company’s prospects.
      The following table is an excerpt of Parent’s projections for the Company:

($ million, except per share data)	2006F	2007F

Sales	4,500	4,800
EBITDA	861	940
Operating income	601	664
Diluted earnings per share	$4.62	$5.16
      Parent also performed a sensitivity analysis in order to assess the impact of a hypothetical severe market slow-down in 2007. The following table is an excerpt of Parent’s “slow-down sensitivity analysis” projections for the Company:

($million, except per share data)	2006F	2007F

Sales	4,500	4,117
EBITDA	861	674
Operating profit	601	400
Diluted earnings per share	$4.62	$2.95
      The financial objectives and budget information prepared by the Company, as well as the projections prepared by Parent, were prepared for internal use and not with a view to publication. None of such information was prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. Such information was based on assumptions concerning the operations and business prospects of the Company and other revenue and operating assumptions. Information and forecasts of this type are forward-looking statements and are based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in the Company’s filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and elsewhere in this Offer to Purchase. These uncertainties and contingencies are difficult to predict, and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. The inclusion of such information herein should not be regarded as an indication that Parent, Purchaser or their respective affiliates or representatives considered or consider such data to be a reliable prediction of future events, and such data should not be relied upon as such. None of Parent, Purchaser or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the information set forth above, and none of them intends to provide any update or revision thereof.

      February 16, 2006 Letter. On February 16, 2006, the Company delivered the following letter to Parent:
Mr. Bruno Lafont
Lafarge
61, rue des Belles Feuilles
75016 Paris
FRANCE
Dear Bruno:
      Over the past few weeks we have been putting together our first outlook for 2006. Through the process of updating the outlook, we have identified a number of favorable and unfavorable potential variances to the 2006 Budget. In total, we expect our first outlook for 2006 to show a notable increase in expected EBIT compared to our 2006 Budget. Although we are still in the process of updating this analysis, the Special Committee requested that we advise you now.

Sincerely,

Philippe Rollier
      Parent notes that the 2006 Annual Budget was presented by management of the Company to the Company’s board of directors on January 31, 2006.

6.	Effects of the Offer and the Merger
      If the Offer is successfully completed and, following the Offer, Parent or one of its wholly-owned subsidiaries owns at least 90% of the outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, Parent will cause the Company and Purchaser to complete the Merger, unless it is not lawful to do so. The Merger is expected to occur as soon as practicable after completion of the Offer. After the Merger, the Company would be a wholly-owned subsidiary of Parent.
      Under the MGCL and the DGCL, the Merger may be consummated without a vote of the Company’s shareholders. The MGCL does require that the board of directors of the Company approve the Merger. Given the procedural protections put in place to protect the Company’s minority shareholders (see “SPECIAL FACTORS — Section 3. Position of Parent and Purchaser Regarding Fairness of the Offer and the Merger”), if the 90% Condition is satisfied we expect that the board of directors of the Company will approve the Merger. In addition, the MGCL requires that the shareholders of the Company be provided with at least 30 days prior written notice of the Merger. A Notice of Merger pursuant to the requirements of Section 3-106(d) of the MGCL is enclosed with this Offer to Purchase as Schedule C.
      If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership of Common Shares and Exchangeable Preference Shares, taken together as a single class, by Parent is below 90% for any reason, Parent may decide to acquire additional Common Shares and/or Exchangeable Preference Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price.
      As a result of the Offer, the direct and indirect interest of Parent in the Company’s net book value and net income will increase to the extent of the number of Common Shares acquired under the Offer. The Company’s net book value per share as of December 31, 2005, calculated by dividing stockholders’ equity by the number of shares of common stock outstanding, was $42.98, and the net income per Common Share for the year ended was $3.59 (basic) and $3.43 (diluted). Following consummation of the Merger, Parent’s indirect interest in such items will increase to 100%, and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, Parent will also bear the entire risk of losses generated by the Company’s operations and any decrease in the value of the Company after the Merger.
      Upon completion of the Merger, the Company will become a privately held corporation. Accordingly, former shareholders will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, former shareholders will not face the risk of losses generated by the Company’s operations or decline in the value of the Company after the Merger. Therefore, the benefit of the Offer and the Merger to the unaffiliated shareholders of the Company is the right to receive $75.00 in cash per Common Share. The detriments are that unaffiliated shareholders will cease to participate in the Company’s future earnings and growth, if any, and the receipt of the payment for their Common Shares will be a taxable transaction for United States federal income tax purposes. See “The Offer — Section 5. Certain United States Federal Income Tax Consequences of the Offer.” Parent does not believe that the accounting treatment of the Offer or the Merger is material.
      The purchase of Common Shares by Purchaser pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and may reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public. The Company’s common stock is currently registered under the Exchange Act and is quoted on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”), in each case under the symbol “LAF.” The purchase of Common Shares by Purchaser pursuant to the Offer may result in the termination of registration of the Common Shares under the Exchange Act and the delisting of the Common Shares from the NYSE and TSX. In addition, after the Merger, the Company will be a privately-held corporation and there will be no public market for the Common Shares, the Common Shares will cease to be quoted on the NYSE and the TSX and price quotations with respect to sales of Common Shares in the public market will no longer be available, registration of the Common Shares under the Exchange Act and the Company’s reporting issuer status under Canadian provincial securities laws will be terminated, and the Company may no longer be required to file periodic reports with the SEC or the Canadian Securities Administrators (the “CSA”). See “THE OFFER — Section 12. Effect of the Offer on the Market for the Common Shares; NYSE and TSX Quotation; Exchange Act Registration and Margin Regulations.”
      Pursuant to the exchange agency and trust agreement, dated as of May 1, 1983, among Canada Cement Lafarge Ltd. (the predecessor to Lafarge Canada), Lafarge Corporation (the predecessor to the Company), Lafarge Coppee S.A. (the predecessor to Parent) and Montreal Trust Company (now Computershare Trust Company of Canada) and the restated articles of incorporation of Lafarge Canada, we expect the Exchangeable Preference Shares will become exchangeable for the right to receive the Offer Price following the Merger.
      Prior to the commencement of the Offer, a number of the Common Shares and Exchangeable Preference Shares were held through certain trusts designed to make available to the public shareholders of the Company (including both holders of Common Shares and holders of Exchangeable Preference Shares) for a period of ten years commencing August 1, 2000, an opportunity comparable to that presently enjoyed under French law and regulations by public shareholders of French subsidiaries of French corporations to receive a tender offer for their shares in the event of a tender or exchange offer under French law for the shares of Parent, if at the time of commencement of such offer Parent’s beneficial ownership of the Company comprises 20% or more of the voting power of the Company. Those trusts terminated pursuant to the terms of the trust agreements upon the filing by Parent of its Schedule TO in connection with the Offer.
      Parent and Purchaser expect that employee stock options, including unvested options, will become exerciseable at the time of the Merger, and thus that employees holding such options will be able to receive the excess, if any, of the cash per share received by shareholders in the Merger over the exercise price of the options. Achieving this result will require action by the Company’s board of directors under various option plans. Parent and Purchaser will support such action by the Company’s board of directors.

7.	Conduct of the Company’s Business if the Offer is not Completed
      If the Offer is not completed because the Minimum Tender Condition is not satisfied or because another condition is not satisfied or waived, Parent and Purchaser expect that the Company’s current management team will continue to operate the business of the Company substantially as presently operated. In such event, Parent and Purchaser may consider, among other things:

•	engaging in open market or privately negotiated purchases of Common Shares and/or Exchangeable Preference Shares to increase Parent’s aggregate ownership to at least 90% of the then outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, and then effecting a “short-form” merger; or

•	proposing that Purchaser and the Company enter into a merger agreement, which would require the approval of the Company’s board of directors and the vote of the Company’s shareholders in favor of that merger.
      If Parent and Purchaser were to pursue any of these alternatives, it might take considerably longer for the public shareholders of the Company to receive any consideration (if applicable) for their Common Shares (other than through sales in the open market or privately negotiated transactions) than if they had tendered their Common Shares in the Offer. Any such transaction could result in proceeds per Common Share to the public shareholders of the Company that are more or less than, or the same as, the Offer Price or could result in the trading price of the Common Shares to increase, decrease or be unchanged. Parent and Purchaser have no obligation to pursue any of these alternatives if the Offer is not completed.

8.	Dissenters’ Appraisal Rights; Rule 13e-3
      Dissenters’ Appraisal Rights. Appraisal rights are not available in connection with the Offer, and will not be available in connection with the Merger.
      Under Title 3, Subtitle 2 of the MGCL, appraisal rights are not available in connection with a “short-form” merger if, at the time that notice of the merger is given pursuant to Section 3-106(d) of the MGCL, the stock of the Company is listed on a national securities exchange, is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or is designated for trading on the NASDAQ Small Cap Market. A Notice of Merger pursuant to the requirements of Section 3-106(d) of the MGCL is enclosed with this Offer to Purchase as Schedule C.
      Rule 13e-3. Because Parent is an affiliate of the Company, the transactions contemplated herein constitute a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Offer and the Merger and the consideration offered to minority shareholders be filed with the SEC and disclosed to minority shareholders. Parent has provided such information in this Offer to Purchase and a Tender Offer Statement on Schedule TO and the exhibits thereto filed with the SEC pursuant to Rule 14d-3 under the Exchange Act.

9.	Transactions and Arrangements Concerning the Common Shares and Exchangeable Preference Shares
      Except as set forth above in the “INTRODUCTION,” or on Schedule B hereto, none of Parent or Purchaser or, to the best of their knowledge, any person listed in Schedule A hereto or any associate or majority owned subsidiary of any of the foregoing, beneficially owns any Common Shares or Exchangeable Preference Shares.
      Other than as set forth on Schedule B hereto or as may have been issued by any pension, profit-sharing, compensation or similar plan of the Company, no transactions in Common Shares or Exchangeable Preference Shares have been effected during the past 60 days by Parent or Purchaser or, to the best of their knowledge, any associate or controlled subsidiary of Parent or Purchaser, the Company or any person listed in Schedule A hereto.

      Except as described in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any securities of the Company, an election of directors of the Company or a sale or other transfer of a material amount of assets of the Company, between Parent or Purchaser or, to the best of their knowledge, any person listed in Schedule A hereto, on the one hand, and the Company or any of its affiliates, on the other hand. Neither Parent nor Purchaser has made any underwritten public offering of the Common Shares during the past three years that was (i) registered under the Securities Act of 1933, as amended (“Securities Act”) or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder.
      Parent and Purchaser believe that Messrs. Bertrand P. Collomb, Bruno Lafont, Bernard L. Kasriel and Michel Rose, who are affiliates of Parent and members of the Company’s Board of Directors, will tender their Common Shares in the Offer. As of the date hereof, (i) to the best of their knowledge, neither Parent nor Purchaser knows whether any other executive officer, director or affiliate of the Company intends to tender Common Shares in the Offer or Exchangeable Preference Shares in the EPS Offer, (ii) none of the Company, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer and (iii) the Company has not made public any appraisal, report or opinion on the fairness of this transaction. The Offer and Merger have not been approved by a majority of the directors of the Company who are not employees of the Company.

10.	Related Party Transactions; Certain Transactions Between Parent and the Company
      The Company and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Parent and certain of its affiliates. Information regarding these transactions, including the amounts involved, is set forth below, as well as in the Company’s Proxy Statement for its April 26, 2005 Annual Meeting of Shareholders under “Certain Relationships and Related Transactions,” and the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 under Note 21 to the Consolidated Financial Statements of the Company.
      Blue Circle Asset Management Agreement. The Company and Parent are parties to an agreement whereby the Company manages and operates certain U.S. cement, aggregates and concrete businesses owned by Parent as a result of Parent’s acquisition in 2001 of the U.K.-based Blue Circle Industries PLC (the “Blue Circle Asset Management Agreement”). For managing these businesses, the Company receives $12 million annually plus potential incentives for improving their operating results. The Company received incentive fee payments of $4.3 million and $10.1 million in 2004 and 2005, respectively. These businesses include 5 full production cement manufacturing plants, 15 cement terminals, 1 slag grinding facility, 15 aggregate-producing pits and quarries, 100 ready-mixed concrete plants and 10 concrete block plants which the Company manages in conjunction with its own assets to maximize the efficiency of their respective operations.
      During 2004 and 2005, the Company recorded $228.0 million and $242.9 million, respectively, in direct costs and expenses reimbursable from BCNA under the Blue Circle Asset Management Agreement. These costs and expenses include payroll and other related costs and expenses incurred by the Company in connection with its employment of those individuals who conduct the operations of BCNA that are managed by the Company. In accordance with the terms of the Blue Circle Asset Management Agreement, the Company made payments of $2.8 million and received payments of $32,000 in 2004 and 2005, respectively, as compensation for actions taken to optimize the profitability of the combined assets.
      In connection with the Blue Circle Asset Management Agreement, the Company entered into a Supplemental Agreement Regarding Employees and Employee Benefits and, on January 1, 2002, the Company hired substantially all of the employees of BCNA. The Company is reimbursed for all payroll and other related costs and expenses it incurs associated with the employees who operate the managed assets. If the Blue Circle Asset Management Agreement terminates, these employees are to be returned to the employment of BCNA and the Company is to be reimbursed for any cost, expense or financial consequence arising from the structural separation of the operations.

      On September 29, 2005, the Company and Parent amended and restated the Blue Circle Asset Management Agreement. The amended agreement made the $12 million annual fixed fee subject to annual inflation increases and revised the incentive fee to equal 10% of annual increases in operating income, capped at a maximum of 50% of that year’s $12 million fixed fee (as adjusted). BCNA is obligated to continue to pay estimated incremental costs of approximately $2 million per year. The incentive fee is payable only if operating income exceeds the greater of $105 million or the highest operating income for any prior year commencing with the calendar year 2005. The incentive fee formula is to be equitably modified upon a material change in BCNA’s capital base, and the incentive fee would increase to 25% of annual increases in operating income with retroactive effect for the calendar years 2006 and 2007 and without a cap upon the consummation of a sale of all or substantially all of BCNA (or a pro rata portion of such incentive fee upon a sale of a substantial portion of BCNA) to any person, entity of group other than the Company in the event an agreement is entered into with respect to such a sale during the term of the amended agreement. The cost and expense reimbursement provision under the amended agreement remained unchanged. The initial term of the amended agreement is two years, with automatic one-year extensions; provided, that on or after December 31, 2006, either party may give notice of termination of the amended agreement by delivering notice that the amended agreement will terminate one year after such delivery.
      Both the original Blue Circle Asset Management Agreement and the amendment thereto were approved by the Company’s directors who have no affiliation with Parent.
      Blue Circle North America Option Agreement. In connection with the Blue Circle Asset Management Agreement, the Company and Parent entered into an option agreement pursuant to which the Company could elect to purchase, at any time prior to December 31, 2004, the assets that it manages for a fixed price of $1.4 billion, subject to certain adjustments at the time of exercise. This option expired unexercised on December 31, 2004.
      Marketing, Technical, Research and Managerial Assistance; Trademarks. The Company, Lafarge Canada and Parent are parties to three agreements concerning (i) the sharing of costs for research and development, strategic planning, human resources and communications activities, (ii) marketing and technical assistance for the gypsum wallboard divisions and (iii) the use of certain trademarks. In 2004 and 2005, the Company and Lafarge Canada recorded aggregate net expenses under these agreements for the approximate sums of $3.8 million and $6.7 million, respectively.
      Insurance and Indemnification of Company Directors. The Company has in place directors and officers liability insurance. Parent also has directors and officers liability insurance that covers the directors of the Company. In addition, Parent agreed in 2000 that in the event than an insurance company refuses to honor its obligations with respect to coverage of the directors of the Company, Parent would indemnify the directors of the Company, subject to certain limitations and conditions.
      Control Option Agreement. The Company and Parent are parties to a Control Option Agreement intended to enable Parent to maintain its existing margin of voting control of the Company. Through this agreement and unless earlier terminated, Parent has the right until October 31, 2013 to purchase voting securities from the Company whenever the Company issues voting securities. Either the Company or Parent may terminate the agreement before October 31, 2013 by giving the other party one year’s advance notice. The agreement was approved by the Company’s directors who have no affiliation with Parent based upon the business advantages to the Company which result from Parent’s majority ownership of the Company.
      Other. In addition to these agreements, the Company and Lafarge Canada purchase products from Parent and certain of its affiliates in the ordinary course of business. These purchases totaled, in the aggregate, approximately $16.2 million and $41.0 million in 2004 and 2005, respectively. In addition, the Company and Lafarge Canada sell products to Parent and certain of its affiliates in the ordinary course of business. These sales totaled, in the aggregate, approximately $6.7 million and $5.3 million in 2004 and 2005, respectively. Management of the Company and Parent believe that all transaction between the Company and Parent are on terms similar to those that would be obtained in transactions with unrelated parties.

THE OFFER

1.	Terms of the Offer
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Common Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with “THE OFFER — Section 4. Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Monday, March 20, 2006, unless Purchaser has extended the period of time during which the Offer is open, in which event the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended by Purchaser, expires.
      The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions discussed in “THE OFFER — Section 11. Conditions to the Offer.” Purchaser may waive any and all such conditions except the Minimum Tender Condition. If these conditions are not satisfied or waived (if waivable) prior to the initial Expiration Date or any extension thereof, Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, subject to complying with applicable law and the rules and regulations of the SEC, to (i) decline to accept for payment any Common Shares tendered in the Offer, terminate the Offer and return all tendered Common Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer (other than the Minimum Tender Condition) and, subject to any required extension and to the extent permitted by applicable law, purchase all Common Shares validly tendered, (iii) extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension in the manner described below and, subject to the right of shareholders to withdraw Common Shares until the new Expiration Date, retain all Common Shares which have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.
      Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, which, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.
      If Purchaser is delayed in its payment for the Common Shares or is unable to pay for Common Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Common Shares on behalf of Purchaser, and such Common Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in “THE OFFER — Section 4. Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Common Shares which Purchaser has accepted for payment is limited by Rule l4e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.
      If Purchaser decreases the percentage of Common Shares being sought or increases or decreases the consideration to be paid for Common Shares pursuant to the Offer, such increase or decrease will be applicable to all holders whose Common Shares are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Common Shares, the Offer will be extended until the expiration of such ten business day period. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by

Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Common Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
      After the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived (to the extent waivable), pursuant to Rule 14d-11 under the Exchange Act, and subject to certain other conditions, Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a “Subsequent Offering Period”) pursuant to which Purchaser may add a period of between three and twenty business days to permit additional tenders of Common Shares not tendered during the period of the Offer prior to the Expiration Date. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods; provided, that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than twenty business days, by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights. See “THE OFFER — Section 4. Withdrawal Rights.”
      The Company has provided Purchaser with its shareholder list and security position listings for the purpose of disseminating the Offer to holders of Common Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Shares whose names appear on the Company’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Common Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2.	Acceptance for Payment and Payment for Common Shares
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver (if waivable) of all the conditions to the Offer discussed in “THE OFFER — Section 11. Conditions to the Offer,” Purchaser will accept for payment and will pay for all Common Shares validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, as soon as practicable after the Expiration Date; provided, that the Offer has not been terminated by such date. If there is a Subsequent Offering Period following the Offer, Purchaser will immediately accept and promptly pay for all Common Shares as they are tendered in the Subsequent Offering Period. Subject to compliance with Rule l4e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Common Shares in order to comply in whole or in part with any applicable law. See “THE OFFER — Section 13. Certain Legal Matters; Regulatory Approvals.”
      In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Common Shares (the “Common Share Certificates”) or confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Common Shares into the Depositary’s account at The Depository Trust Company

(the “Book-Entry Transfer Facility”) pursuant to the procedures discussed in “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares,” (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in “The OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares”) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.
      For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not withdrawn, if and when Purchaser gives written notice to the Depositary of Purchaser’s acceptance for payment of such Common Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Common Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Common Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Common Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment Common Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights discussed in “THE OFFER — Section 1. Terms of the Offer,” the Depositary may nevertheless retain tendered Common Shares on behalf of Purchaser, and such Common Shares may not be withdrawn, except to the extent that the tendering shareholders are entitled to withdrawal rights as described in “THE OFFER — Section 4. Withdrawal Rights” and as otherwise required by Rule 14e-1(e) under the Exchange Act.
      Under no circumstances will interest on the Offer Price for the Common Shares be paid, regardless of any delay in making such payment.
      If any tendered Common Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Common Share Certificates are submitted evidencing more Common Shares than are tendered, Common Share Certificates evidencing unpurchased Common Shares will be returned (or, in the case of Common Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure discussed in “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares,” such Common Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to the tendering shareholders, as promptly as practicable following the expiration or termination of the Offer.
      Purchaser reserves the right to transfer or assign, in whole or in part and from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Common Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee and will in no way prejudice the rights of tendering shareholders to receive payment for Common Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedure for Accepting The Offer and Tendering Common Shares
      Valid Tender of Common Shares. In order for a shareholder validly to tender Common Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either the Common Share Certificates evidencing tendered Common Shares must be received by the Depositary at such address or such Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.
      The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation. The Agent’s Message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Common Shares that are the subject of such Book-Entry Confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.
      Book-Entry Transfer. The Depositary will establish an account with respect to the Common Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Common Shares by causing the Book-Entry Transfer Facility to transfer such Common Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below.
      Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
      Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Common Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) the Common Shares are tendered for the account of a firm that is participating in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution,” and collectively, “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Common Share Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Common Share Certificate not accepted for payment or not tendered is to be issued in the name of, a person other than the registered holder, then the Common Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Common Share Certificate, with the signature on such Common Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.
      Guaranteed Delivery. If a shareholder desires to tender Common Shares pursuant to the Offer and the Common Share Certificate(s) evidencing such shareholder’s Common Shares are not immediately available, or if such shareholder cannot deliver the Common Share Certificate(s) and all other required documents to the Depositary prior to the Expiration Date, or if such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Common Shares may nevertheless be tendered; provided, that all of the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

•	the Common Share Certificate(s) (or a Book-Entry Confirmation) evidencing all tendered Common Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the date of such Notice of Guaranteed Delivery.

      The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.
      In all cases, Common Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal is received by the Depositary.
      The method of delivery of Common Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering shareholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
      Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Common Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Parent, Purchaser, the Dealer Managers, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.
      Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder’s rights with respect to the Common Shares tendered by such shareholder and accepted for payment by Purchaser (including, with respect to any and all other Common Shares or other securities issued or issuable in respect of such Common Shares, on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Common Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Common Shares for payment. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Common Shares (and such other Common Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Common Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company’s shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Common Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Common Shares, Purchaser be able to exercise full voting rights with respect to such Common Shares.
      The tender of Common Shares pursuant to any one of the procedures described above will constitute the tendering shareholders acceptance of the Offer, as well as the tendering shareholder’s representation and warranty that such shareholder has the full power and authority to tender and assign the Common Shares tendered, as specified in the Letter of Transmittal. Purchaser’s acceptance for payment of Common Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

      Backup Withholding. Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold 28% of the amount of any payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to payments to certain shareholders of the Offer Price for Common Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) and certify that such shareholder is not subject to backup withholding by completing the Substitute Form W-9, attached to the Letter of Transmittal or otherwise establish an exemption. Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the shareholder and payment of cash to the shareholder pursuant to the Offer may be subject to backup withholding. All shareholders surrendering Common Shares pursuant to the Offer that are United States persons should complete and sign Substitute Form W-9, attached to the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign shareholders should complete and sign an applicable Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.	Withdrawal Rights
      Tenders of Common Shares made pursuant to the Offer are irrevocable, except that such Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Friday, April 21, 2006.
      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and TIN of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn and the name of the registered holder of such Common Shares (if different from that of the person who tendered such Common Shares). If Common Share Certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Share Certificates, the serial numbers shown on such Common Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as discussed in “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares,” any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares.
      If Purchaser extends the Offer, is delayed in its acceptance for payment of Common Shares or is unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Common Shares and such Common Shares may not be withdrawn, except to the extent that tendering shareholders are entitled to withdrawal rights as described herein.
      All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.
      Withdrawals of Common Shares may not be rescinded. Any Common Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Common Shares may be re-tendered at any time prior to the Expiration Date or during any Subsequent

Offering Period by following one of the procedures described in “THE OFFER — Section 3. Procedure for Accepting the Offer and Tendering Common Shares.”
      No withdrawal rights will apply to Common Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Common Shares tendered in the Offer and accepted for payment. See “THE OFFER — Section 1. Terms of the Offer.”
      Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Common Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Common Shares or is unable to accept for payment or pay for Common Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer (including such rights as are discussed in “THE OFFER — Section 1. Terms of the Offer” and “THE OFFER — Section 11. Conditions to the Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may nevertheless, on behalf of Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described above.
Holders of Exchangeable Preference Shares wishing to tender such shares should follow the instructions in the separate materials sent to them along with this Offer to Purchase.

5.	Certain United States Federal Income Tax Consequences of the Offer
      The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Common Shares whose Common Shares are tendered and accepted for payment pursuant to the Offer or whose Common Shares are converted to the right to receive cash in the Merger (a “Holder”). This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that may be relevant to holders of Common Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Common Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and hold, together with their affiliates or related entities, less than 25 percent of the Common Shares of the Company. This discussion does not apply to Common Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Common Shares held as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the United States federal income tax consequences to a Holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust and does not consider the effect of any state, local, foreign or other tax laws.
      EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.
      The receipt of cash for Common Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a Holder who sells Common Shares pursuant to the Offer or receives cash in exchange for Common Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder’s adjusted tax basis in Common Shares sold or surrendered in the Merger. Gain or loss must be determined separately for each block of Common Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger (for example, Common

Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Common Shares for more than one year at the time of the completion of the Offer or consummation of the Merger. Long-term capital gains generally are subject to preferential rates of United States federal income tax, currently at a rate of 15 percent (5 percent for taxpayers in the lower brackets). There are limitations on the deductibility of capital losses.
      Payments in connection with the Offer or Merger may be subject to “backup withholding” at a rate of 28% unless a Holder of Common Shares (i) provides a correct TIN (which, for an individual Holder, is the Holder’s social security number) and any other required information or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the “IRS”). Shareholders may prevent backup withholding by completing and signing Substitute Form W-9, attached to the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder’s United States federal income tax liability, provided that the required information is given to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Each Holder should consult its tax advisor as to such Holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.	Price Range of Shares; Dividends
      The Common Shares are listed on the NYSE and the TSX under the symbol “LAF”. The following table sets forth, for each of the fiscal quarters indicated, the high and low closing prices per Common Share on the NYSE.

	Common Stock

	High	Low

Fiscal Year 2004
First Quarter	$43.39	$39.80
Second Quarter	45.03	40.88
Third Quarter	47.42	41.30
Fourth Quarter	51.55	47.65
Fiscal Year 2005
First Quarter	$63.75	$50.72
Second Quarter	62.59	52.47
Third Quarter	69.78	62.99
Fourth Quarter	69.02	53.27
Fiscal Year 2006
First Quarter (through February 17)	$82.35	$55.02
      On February 3, 2006, the last full trading day prior to the public announcement of the Offer, the per share closing price of the Common Shares on the NYSE was $64.25. On February 17, 2006, the last full trading day prior to the commencement of the Offer, the per share closing price of the Common Shares on the NYSE was $82.35. Shareholders are urged to obtain a current market quotation for the Common Shares.

      The following table sets forth, for each of the fiscal quarters indicated, dividend paid by the Company on the Common Shares.

Common Stock
Dividends Paid

Fiscal Year 2004
First Quarter	$0.20
Second Quarter	0.20
Third Quarter	0.22
Fourth Quarter	0.22
Fiscal Year 2005
First Quarter	$0.22
Second Quarter	0.22
Third Quarter	0.24
Fourth Quarter	0.24
Fiscal Year 2006
First Quarter(payable March 1)	$0.24
      The Company currently pays a quarterly dividend of $0.24; however, the declaration and payment of dividends on Common Shares by the Company is subject to the discretion of the Company’s Board of Directors and there can be no assurance whether or when dividends will be paid. In addition, a subsidiary of Lafarge Canada issued certain redeemable preferred shares in connection with its 2000 acquisition of Warren Paving and Materials Group, which preferred shares are entitled to receive cumulative, preferential cash dividends at the annual rate of 6.0% of the issue price (the issue price being C$166.4 million). The Company has also agreed not to pay any dividends on the Common Shares unless it also declares a dividend in the same amount on the Exchangeable Preference Shares. The Company is also party to a five-year revolving credit facility that imposes certain limitations on the ability of the Company to pay dividends. Each of the foregoing may impact the ability of the Company to pay dividends in the future.

7.	Certain Information Concerning the Company
      General. Except for the projections contained in Section 5 above, the information concerning the Company contained in this Offer to Purchase has been furnished by the Company or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources. Neither Parent, Purchaser nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.
      The Company, together with its subsidiaries, is the largest diversified supplier of construction materials in the U.S. and Canada. The Company produces and sells cement, ready-mixed concrete, gypsum wallboard, aggregates, asphalt, and related products and services. The Company’s products are used in residential, commercial and public works construction projects across North America. The Company’s business is organized into three operating segments: Aggregates, Concrete and Asphalt; Cement; and Gypsum. Each represents a separately managed strategic business unit with different capital requirements and marketing strategies. Aggregates, Concrete and Asphalt sells to customers located mainly in the U.S. states of Colorado, New Mexico, Missouri, New York, Maryland, Ohio, Michigan, Illinois and Louisiana and nationwide in Canada. Cement sells to customers in the U.S. states of Michigan, Wisconsin, Ohio, Minnesota, Illinois, Washington, Iowa, New York, Missouri and North Dakota and the Canadian provinces of Ontario, Alberta, British Columbia and Quebec. Gypsum serves customers in markets primarily east of the Mississippi River with the most significant sales occurring in the U.S. states of Florida, New York, New Jersey and Ohio.

      The Company’s principal executive offices are located at 12950 Worldgate Dr., Suite 500, Herndon, Virginia 20170, and its telephone number at such address is (703)-480-3600.
      Except as otherwise described herein, as of the date hereof, to the best of their knowledge, neither Purchaser nor Parent knows whether any executive officer, director or affiliate of the Company intends to tender Common Shares in the Offer, none of the Company, its executive officers, directors or affiliates have made any public recommendation with respect to the Offer and the Company has not made public any appraisal, report or opinion on the fairness of this transaction. To the best of Purchaser’s and Parent’s knowledge, a majority of the directors of the Company who are not employees of the Company have not retained an unaffiliated representative to act solely on behalf of unaffiliated shareholders for purposes of preparing a report concerning the fairness of the transaction. The Special Committee, however, has retained Merrill Lynch as its financial advisor to assist it in considering the Offer. The Offer and Merger have not been approved by a majority of the directors of the Company who are not employees of the Company.
      Financial Information. The following table sets forth summary historical financial data for the Company as of and for each of the nine months ended September 30, 2005 and 2004 and as of and for each of the years ended December 31, 2004 and 2003. This selected financial information set forth below is extracted from, and should be read in conjunction with, the unaudited financial statements and other financial information contained in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 7, 2005 for the nine-month period ended September 30, 2005, including the notes thereto, in conjunction with the audited financial statements and other financial information contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2005, for the annual period ending December 31, 2004, including the notes thereto, and in conjunction with the unaudited financial and other information contained in the earnings release filed by the Company with the SEC on Form 8-K on February 1, 2006 and summarized below. More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in the Company’s Annual Report on Form 10-K for the annual period ending December 31, 2004, as well as the financial statements and other financial information included as Item 1 on Form 10-Q for the nine months ended September 30, 2005, are hereby incorporated by reference. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

	Nine Months Ended		Years Ended
	September 30		December 31

	2005	2004	2004	2003

	(Unaudited)	(Unaudited)	(In millions except
			where indicated by *)
Operating Results Information
Net sales	$3,166.9	$2,758.3	$3,763.3	$3,318.9
Cost of goods sold	2,447.3	2,118.8	2,880.5	2,579.3
Net income from continuing operations	126.5	196.8	295.5	217.4
Income from discontinued operations, net of tax	—	—	—	66.3
Change in accounting principle, net of tax	—	—	—	(3.2)
Net income	$126.5	$196.8	$295.5	$280.5

	Nine Months Ended		Years Ended
	September 30		December 31

	2005	2004	2004	2003

	(Unaudited)	(Unaudited)	(In millions except
			where indicated by *)
Balance Sheet Information
Assets
Total Current Assets	1,836.3	1,935.5	1,971.1	1,644.6
Total Non-Current Assets	3,593.2	3,241.8	3,433.0	3,122.1
Total Assets	$5,429.5	$5,177.3	$5,404.1	$4,766.7

Liabilities
Total Current Liabilities	928.0	942.1	1,082.5	572.4
Total Non-Current Liabilities	1,261.5	1,369.6	1,208.8	1,534.6
Total Liabilities	$2,189.5	$2,311.7	$2,291.3	$2,107.0
Common Equity Share Information
Net income — basic*	$1.67	$2.65	$3.98	$3.83
Net income — diluted*	$1.60	$2.58	$3.86	$3.79
Net income from continuing operations — basic*	$1.67	$2.65	$3.98	$2.97
Net income from continuing operations — diluted*	$1.60	$2.58	$3.86	$2.93
Dividends*	$0.68	$0.62	$0.84	$0.70
Book value at December 31*	N/A	N/A	$41.73	$36.11
The Company historically has not reported a ratio of earnings to fixed charges.
      Recent Developments. On February 1, 2006, the Company filed an earnings release that contained unaudited financial and other information with the SEC on Form 8-K. The selected financial information set forth below is extracted from, and should be read in conjunction with, the entire information set forth in the earnings release which is hereby incorporated by reference.

Consolidated Income Statement Information(1)

	Three Months Ended		Twelve Months Ended
	December 31		December 31

	2005	2004	2005	2004

	(Unaudited and in millions,
	except per share amounts)
Net sales	$1,142.7	$1,004.9	$4,309.6	$3,763.3

Total Income Before Interest and Income Taxes	180.0	142.0	565.2	478.3
Redeemable preferred shares dividends	(2.0)	(3.0)	(7.9)	(8.2)
Interest expense, net(2)	(2.9)	(3.2)	(22.9)	(28.7)

Earnings Before Income Taxes	175.1	135.8	534.4	441.4
Income tax provision	(30.5)	(37.1)	(263.4)	(145.9)

Net Income	$144.6	$98.7	$271.0	$295.5

Net Income per Share
Basic	$1.91	$1.32	$3.59	$3.98
Diluted	$1.84	$1.28	$3.43	$3.86
Average Number of Shares Outstanding
Basic	75.5	74.6	75.5	74.3
Diluted	78.6	77.4	78.9	76.7

NOTES:

(1)	Because of seasonal, weather-related conditions in several of the Company’s markets, earnings in any one quarter should not be considered as indicative of the results for a full year.

(2)	Certain reclassifications have been made to prior periods to conform to the 2005 presentation.

Consolidated Condensed Balance Sheet Information

	December 31

	2005	2004

	(Unaudited and in
	millions)
Assets:
Cash, cash equivalents and short-term investments	$691.9	$852.0
Other current assets	1,289.1	1,119.1
Property, plant and equipment, net	2,648.1	2,491.8
Other long-term assets	923.5	941.2

Total Assets	$5,552.6	$5,404.1

Liability and Shareholders’ Equity:
Short-term borrowings and current portion of long-term debt	$312.4	$356.5
Other current liabilities	$735.6	692.8
Long-term debt	463.7	470.8
Other long-term liabilities	785.1	771.1
Shareholders’ equity	3,255.8	3,112.9

Total Liabilities and Shareholders’ Equity	$5,552.6	$5,404.1

Indebtedness
Long-term debt, including current portion	$776.1	$827.3
Cash, cash equivalents and short-term investments	(691.9)	(852.0)

Total debt, net of cash, cash equivalents and short-term investments	$84.2	$(24.7)

NOTE: Certain reclassifications have been made to the 2004 balances to conform to the 2005 presentation.
Use of Non-GAAP Financial Information
      In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company provided information regarding diluted earnings per share (“EPS”) and net income excluding unusual items. Management of the Company indicated in the earnings release that it believes EPS and net income excluding unusual items better reflect the ongoing performance of the Company and enables management and investors to meaningfully trend, analyze and benchmark the performance of the Company’s operations. Management also indicated that these measures are also more comparable to financial measures reported by competitors of the Company. EPS and net income excluding unusual items should not be considered substitutes for EPS and net income calculated in accordance with GAAP.

      The tables below, taken from the Company’s press release, reconcile net income per share prepared in accordance with GAAP to net income per share and net income excluding unusual items.

	Three Months		Twelve Months
	Ended		Ended
	December 31		December 31

	2005	2004	2005	2004

Diluted Net Income per Share:
Net income (GAAP basis)	$1.84	$1.28	$3.43	$3.86

Adjusted Net income (Non-GAAP basis)	$1.43	$1.19	$4.33	$3.83

Net Income (in millions)
Net income (GAAP basis)	$144.6	$98.7	$271.0	$295.5

Adjusted Net income (Non-GAAP basis)	$112.6	$91.3	$341.7	$292.9

      Available Information. The Common Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s shareholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company’s filings are also available to the public on the SEC’s website (http://www.sec.gov).

8.	Certain Information Concerning Purchaser and Parent
      Purchaser. Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at 61 Rue des Belles Feuilles, B.P. 75782, Paris Cedex 16, France and Purchaser’s telephone number is +33 1 44 34 11 11.
      Parent. Parent is a French société anonyme and the holding company of a worldwide group producing building materials. Parent’s group operations are organized into four Divisions, each of which holds a leading position in its respective market: Cement, Aggregates & Concrete, Roofing and Gypsum. The principal executive offices of Parent are located at 61 Rue des Belles Feuilles, B.P. 75782, Paris Cedex 16, France and Parent’s telephone number is +33 1 44 34 11 11.
      Additional Information. The name, citizenship, business address, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of Purchaser and Parent are set forth in Schedule A to this Offer to Purchase.
      Except as set forth elsewhere in this Offer to Purchase or Schedule B to this Offer to Purchase or as previously disclosed in filings with the SEC: (a) neither Parent nor Purchaser nor, to Parent’s or Purchaser’s knowledge, any of the persons listed in Schedule A or any associate or majority owned subsidiary of Parent or Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, (b) neither Parent nor Purchaser nor, to Parent’s or Purchaser’s knowledge, any of the individuals or entities referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Common Shares or any other equity securities of the Company during the past 60 days, (c) neither Parent nor

Purchaser nor, to Parent’s or Purchaser’s knowledge, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between Parent or Purchaser or any of their subsidiaries or, to Parent’s or Purchaser’s knowledge, any of the persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand and (e) in the past two years, there have been no negotiations, transactions or material contacts between Parent or Purchaser or any of their subsidiaries or, to Parent’s or Purchaser’s knowledge, any of the persons listed in Schedule A, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of the Company’s securities, an election of the Company’s directors or a sale or other transfer of a material amount of assets of the Company.
      Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Common Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see “SPECIAL FACTORS — Section 8. Dissenters’ Appraisal Rights; Rule 13e-3.”

9.	Source and Amount of Funds
      Parent and Purchaser expect to have sufficient funds to purchase the Common Shares and Exchangeable Preference Shares tendered and to complete the Merger. The Offer is not subject to any financing condition.
      The offer price of $75.00 per share implies a total value of approximately $3 billion for all of the Common Shares and Exchangeable Preference Shares not owned by Parent, including shares obtainable pursuant to the exercise of options and warrants. In order to finance the Offer, Parent has entered into a $2,800,000,000 credit agreement with J.P. Morgan plc and BNP Paribas. In connection with the consummation of the tender offer and related transactions (including the potential refinancing of existing bank indebtedness of the Company), Parent expects to borrow all funds available under this credit agreement. In addition, Parent expects to borrow all other required funds under an existing €1,850,000,000 credit facility agreement with a syndicate of banks. The ability of Parent to borrow under each of these facilities is subject to customary conditions. Parent and Purchaser expect that the funds available pursuant to these agreements will be sufficient to consummate the Offer, the EPS Offer and the Merger. In addition, these agreements will enable Parent to refinance existing bank indebtedness of the Company in the event that Parent elects to do so.
      $2,800,000,000 Credit Facility. In connection with the Offer, Parent entered into a $2,800,000,000 Credit Facility, dated February 5, 2006 (the “$2,800,000,000 Credit Facility”), with BNP Paribas and J.P. Morgan plc. This facility will provide a revolving credit line in the amount of $2,800,000,000, which may be disbursed either in U.S. dollars or Euros. This facility has a maturity of 364 days (from the date of the facility). At its maturity, Parent may elect to obtain a loan for an additional 6 months in an amount up to $1,400,000,000. Parent may be required to prepay amounts owed under this facility from the proceeds of certain debt or equity financings.
      €1,850,000,000 Credit Facility. Parent is a party to a €1,850,000,000 Credit Facility, dated October 29, 2004 and amended July 28, 2005 (as amended, the “€1,850,000,000 Credit Facility”), with the Royal Bank of Scotland plc, Société Générale, HSBC CCF, Citibank International plc, London branch and Calyon. This facility provides a revolving credit in the amount of €1,850,000,000, which may be disbursed either in U.S. dollars or Euros. This facility has a maturity of five-years (from the date of amendment).

      Borrowings under each of the $2,800,000,000 Credit Facility and the €1,850,000,000 Credit Facility bear interest at a rate equal to (a) LIBOR, in the case of loans denominated in U.S. dollars, or EURIBOR, in the case of loans denominated in Euros, plus (b) a margin of 0.225% per annum (in the case of the $2,800,000,000 Credit Facility) and 0.20% per annum (in the case of the €1,850,000,000 Credit Facility), subject in each case to adjustments for certain additional costs. Each facility also provides for a commitment fee for unutilized commitments in the amount of 0.06% per annum as well as other customary commissions.
      Borrowings under each of the $2,800,000,000 Credit Facility and the €1,850,000,000 Credit Facility are subject to the satisfaction of customary closing conditions. In addition, funding under the $2,800,000,000 Credit Facility is conditioned on the closing of the Offer on or before May 31, 2006.
      The summaries set forth above do not purport to be complete and are qualified in their entirety by reference to the €1,850,000,000 Credit Facility and the $2,800,000,000 Credit Facility, each of which was filed by Parent with Amendment No. 17 to Parent’s Schedule 13D, filed February 6, 2006 and each of which are incorporated herein by reference.
      Parent currently have no alternative financing plans in place. No final decision has been made concerning the methods that Parent may employ to repay indebtedness incurred under the credit facilities. It is anticipated that the indebtedness incurred under $2,800,000,000 Credit Facility will be refinanced with long term bonds.

10.	Dividends and Distributions
      If, at any time on or after the date hereof, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Common Shares or Exchangeable Preference Shares pursuant to a stock dividend or stock split, but excluding the regular quarterly dividend of $0.24 per share already declared and payable on March 1, 2006) with respect to the Common Shares that is payable or distributable to shareholders of record on a date occurring prior to the transfer to the name of Purchaser or its nominees or transferees on the Company’s stock transfer records of the Common Shares purchased pursuant to the Offer, then, without prejudice to Purchaser’s rights described in “THE OFFER — Section 11. Conditions to the Offer,” (i) the purchase price per Common Share payable by Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including, without limitation, additional Common Shares) will be required to be remitted promptly and transferred by each tendering shareholder to the Depositary for the account of Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by Purchaser in its sole discretion.
      If, on or after the date hereof, the Company should split the Common Shares or combine or otherwise change the Common Shares or its capitalization, then, without prejudice to Purchaser’s rights described under the heading “THE OFFER — Section 11. Conditions to the Offer,” appropriate adjustments to reflect such split, combination or change may be made by Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

11.	Conditions to the Offer
      Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend and amend the Offer at any time in its sole discretion, Purchaser will not be required to accept for payment any tendered Common Shares, and may amend or terminate the Offer, if

(i) at the Expiration Date the Minimum Tender Condition has not been satisfied or (ii) at any time on or after February 5, 2006 and prior to the Expiration Date, any of the following events has occurred:

•	there has not been validly tendered and not withdrawn a sufficient number of Common Shares such that, upon acceptance for payment and payment for the tendered Common Shares pursuant to the Offer (and taking into account any Exchangeable Preference Shares to be accepted for payment pursuant to the EPS Offer), Parent will, directly or through wholly-owned subsidiaries, own a number of Common Shares and Exchangeable Preference Shares representing at least 90% of the issued and outstanding Common Shares and Exchangeable Preference Shares, taken together as a single class, as of the date the Common Shares are accepted for payment pursuant to the Offer (as defined in the “INTRODUCTION”);

•	any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), cash flows, licenses, franchises, permits, authorizations, operations, results of operations or prospects of the Company that has or might reasonably be expected to have a material adverse effect on the Company (an “Adverse Effect”), or results or might reasonably be expected to result in a material diminution in the value of the Common Shares or the benefits expected to be derived by Purchaser or Parent as a result of the transactions contemplated by the Offer or the Merger (a “Diminution in Value”);

•	there has been threatened or instituted by, or there is pending before, any government or governmental authority or agency or other regulatory or administrative agency or commission, whether domestic (local, state or federal), foreign or supranational, court or arbitral panel or any self-regulatory organization (a “Governmental Entity”), any action, proceeding, application, claim or counterclaim or any judgment, ruling, order or injunction sought or any other action taken by any person or entity which (i) challenges the acquisition by Parent or Purchaser of any Common Shares pursuant to the Offer or the Merger, seeks to restrain, prohibit, delay or increase the cost of the making or completion of the Offer or consummation of the Merger, or would otherwise directly or indirectly adversely affect the Offer or the Merger, (ii) seeks to prohibit or materially limit the ownership or operation by the Company, Parent or Purchaser (or any other affiliate of Parent) of all or any material portion of the business or assets of the Company or of Parent and its affiliates taken as a whole, or to compel the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates taken as a whole or of the Company as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Common Shares, including the right to vote such Common Shares on all matters properly presented to the shareholders of the Company, (v) seeks to require divestiture by Parent or Purchaser (or any other affiliate of Parent) of any or all of the Common Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or results or might reasonably be expected to result in a Diminution in Value, or (vii) seeks to impose any condition to the Offer unacceptable to Parent or Purchaser;

•	there has been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or delays or increases the cost of the making or completion of the Offer or consummation of the Merger, or otherwise directly or indirectly adversely affects the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by the Company, Parent or Purchaser (or any other affiliate of Parent) of all or any material portion of the business or assets of the Company or of Parent and its affiliates taken as a whole, or compels the Company, Parent or Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates taken as a whole or of the Company as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Parent or Purchaser (or any other affiliate of Parent) to conduct their respective businesses or own such assets, (iv) imposes or confirms any material limitation on the ability of Parent or Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Common Shares, including the right to vote such Common Shares on all matters properly presented to the shareholders of the Company, (v) requires divestiture by Parent or Purchaser (or any other affiliates of Parent) of any or all of the Common Shares, (vi) otherwise has or might reasonably be expected to have an Adverse Effect, or results or might reasonably be expected to result in a Diminution in Value, or (vii) imposes any condition to the Offer unacceptable to Parent or Purchaser;

•	there has been any statute, rule or regulation enacted, promulgated, entered, enforced, or deemed applicable or asserted to be applicable to the Offer or the Merger by any Governmental Entity or by the Company, or any other action has been taken by any Governmental Entity or the Company, that results or would result in, directly or indirectly, any of the consequences referred to in clauses (i) through (vii) of the paragraph above;

•	there has occurred (i) any general suspension of trading in, or limitation on times or prices for, securities on any United States national securities exchange, or in the over-the-counter market, (ii) any extraordinary or material adverse change in the United States financial markets generally, including without limitation, a decline of at least 20% in either the Dow Jones average of industrial stocks or the Standard & Poor’s 500 index from February 5, 2006, (iii) any declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) any material limitation by any Governmental Entity or any court that materially affects the extension of credit generally by lenders that regularly participate in the United States or European market in loans, (v) any commencement or escalation of war, terrorist acts, armed hostilities or other national or international calamity directly or indirectly involving the United States or Europe, (vi) a suspension of, or limitation (whether or not mandatory) on, the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or France or (vii) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	the Company and Purchaser or Parent have reached an agreement or understanding that the Offer be terminated or amended or Parent or Purchaser (or one of their respective affiliates) have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or other business combination, or purchase of Common Shares or assets of the Company;

•	the Company has (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or distribution, pledge or sale to any person of any (A) shares of its capital stock of any class, including, without limitation, the Common Shares or the Exchangeable Preference Shares (other than the issuance of Common Shares upon the exercise of stock options and warrants outstanding on February 5, 2006 and the exchange of Exchangeable Preference Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of the Company or any other person, (B) other securities in respect of, in lieu of or in substitution for Shares outstanding on February 5, 2006, or (C) debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding Common Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Common Shares or any other security, whether payable in cash, securities or other property, other than the payment of the dividend in the amount of $0.24 already declared by the Company and payable on March 1, 2006, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into or amended any other agreement or otherwise effected any other arrangement with any other party or with its officers or other employees of the Company that might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value;

•	the Company has amended, or proposed or authorized any amendment to, its certificate of incorporation or by-laws or similar organizational documents or Purchaser has learned that the Company has proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by the Company and also set forth in filings with the SEC;

•	a tender or exchange offer for some portion or all of the Common Shares and/or Exchangeable Preference Shares has been commenced or publicly proposed to be made by another person (including the Company), or it shall have been publicly disclosed or Purchaser has learned that (i) any person (including the Company), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) has acquired or proposed to acquire more than five percent of the Common Shares and Exchangeable Preference Shares, taken together as a single class, or has been granted any option or right, conditional or otherwise, to acquire more than five percent of the Common Shares or Exchangeable Preference Shares, taken together as a single class, other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to February 5, 2006, (ii) any such person, entity or group who has publicly disclosed any such ownership of more than five percent of the Common Shares and Exchangeable Preference Shares, taken together as a single class, prior to such date has acquired or proposed to acquire additional Common Shares and or Exchangeable Preference Shares constituting more than one percent of the Common Shares and Exchangeable Preference Shares, taken together as a single class, or has been granted any option or right to acquire more than one percent of the Common Shares and Exchangeable Preference Shares, taken together as a single class, (iii) any such person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Common Shares and/or Exchangeable Preference Shares, or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving the Company or (iv) any person has filed a Notification and Report Form under the HSR Act (as defined herein) or made a public announcement reflecting an intent to acquire the Company or assets or securities of the Company;

•	any change (or any condition, event or development involving a prospective change) has occurred or is threatened in the general economic, financial, currency exchange or market conditions in the United States or abroad that has or might have an Adverse Effect or results or might result in a Diminution in Value;

•	the Company has transferred into trust, escrow or similar arrangement any amounts required to fund any existing benefit, employment or severance agreements with any of its employees or shall have entered into with its employees or otherwise effected any additional benefit, employment, severance or similar agreements, arrangements or plans other than in the ordinary course of business, or entered into or amended any agreements, arrangements or plans with an employee or employees so as to provide for increased benefits as a result of or in connection with the transactions contemplated by the Offer or the Merger, which in the sole judgment of Parent in each case with respect to every matter referred to above makes it inadvisable to proceed with the Offer or with the acceptance for payment of, or the payment for, the Common Shares.

      The foregoing conditions are for the sole benefit of Parent, Purchaser and their respective affiliates (other than the Company) and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions or may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser. The Minimum Tender Condition may not be waived by Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise its rights under any of the foregoing conditions will not be deemed a waiver of any such rights and each such right will be deemed an ongoing right which may be asserted at any time or from time to time prior to the Expiration Date of the Offer.

12.	Effect of the Offer on the Market for the Common Shares; NYSE and TSX Quotation; Exchange Act Registration and Margin Regulations
      Market for the Shares. The purchase of Common Shares by Purchaser pursuant to the Offer will reduce the number of holders of Common Shares and the number of Common Shares that might otherwise trade publicly and, depending upon the number of Common Shares so purchased, could adversely affect the liquidity and market value of the remaining Common Shares held by the public. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Common Shares or whether it would cause future market prices to be greater or less than or the same as the Offer Price.
      Stock Listing. The Common Shares are listed on the NYSE and the TSX. After completion of the Offer and depending upon the aggregate market value and the per Common Share price of any Common Shares not purchased pursuant to the Offer, the Common Shares may no longer meet the requirements for continued listing on the NYSE or the TSX. According to the NYSE’s published guidelines, the NYSE may delist the Common Shares if, among other things: (i) the number of total shareholders falls below 400; (ii) the number of total shareholders falls below 1,200 and the average monthly trading volume is less than 100,000 shares (for the most recent 12 months); or (iii) the number of publicly held Common Shares (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000. According to the TSX’s rules, the TSX may delist the Common Shares if, among other things, (w) the market value of the Common Shares is less that C$3,000,000 over any period of 30 consecutive days; (x) the market value of freely-tradable, publicly held Common Shares is less than C$2,000,000 over any period of 30 consecutive days; (y) the number of freely-tradable, publicly held Common Shares is less than 500,000; or (z) the number of public security holders holding 100 or more Common Shares is less than 150.
      If as a result of the purchase of Common Shares pursuant to the Offer, the Common Shares no longer meet the requirements of the NYSE or the TSX for continued listing and the listing of the Common Shares is discontinued on either or both exchanges, the market for the Shares could be adversely affected. According to the Company’s shareholder list, as of February 10, 2006, the Common Shares outstanding, held by 3,522 holders of record.
      If the NYSE and the TSX were to delist the Common Shares, it is possible that the Common Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc. or other sources. The extent of the public market for the Common Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of the publicly traded Common Shares remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Common Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

      Exchange Act Registration and Reporting Issuer Status. The Common Shares are currently registered under the Exchange Act. Registration of the Common Shares under the Exchange Act may be terminated upon application of the Company to the SEC, if the Common Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders’ meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated.
      The Company is currently a reporting issuer under Canadian provincial securities laws. Such status may be terminated upon application of the Company to the CSA if it has less than 15 security holders in any province of Canada and less than 51 security holders in total in Canada. Termination of the Company’s reporting issuer status in Canada would eliminate the requirement that certain information be furnished by the Company to its security holders resident in Canada and to the CSA.
      Purchaser currently intends to seek the delisting of the Common Shares from the NYSE and the TSX and to cause the Company to terminate the registration of the Common Shares under the Exchange Act and to terminate its reporting issuer status in Canada as soon as practicable after consummation of the Offer if the requirements for such delisting and termination of registration and status are met.
      Margin Regulations. The Common Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Common Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of the Common Shares under the Exchange Act were terminated, the Common Shares would no longer constitute “margin securities.”

13.	Certain Legal Matters; Regulatory Approvals
      General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by the Company with the SEC and other information regarding the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company that might be adversely affected by the acquisition of Common Shares by Purchaser or Parent pursuant to the Offer or Merger or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer or Merger. In addition, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Common Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company’s or Parent’s business or that certain parts of the Company’s or Parent’s business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. Purchaser’s obligation under the Offer to accept for payment and pay for Common Shares is subject to certain conditions. If certain types of adverse action are taken with respect to the matters discussed below,

Purchaser could decline to accept for payment, or pay for, any Common Shares tendered. See “THE OFFER — Section 11. Conditions to the Offer.”
      State Anti-takeover statutes. The Company is incorporated under the laws of the State of Maryland. In general, Title 3, Subtitle 7 of the MGCL prevents an “acquiring person” from voting “control shares” unless certain requirements are met or certain exceptions apply. These restrictions do not apply to Parent or Purchaser because Parent has been the majority shareholder of the Company since prior to November 4, 1988. In addition, Title 3, Subtitle 6 of the MGCL prohibits an “interested stockholder” from engaging in a “business combination” with a Maryland corporation unless certain requirements are met or certain exceptions apply. These restrictions do not apply to Parent or Purchaser because Parent was an “interested stockholder” in the Company since prior to July 1, 1983.
      In addition, the Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Parent and Purchaser do not believe that the anti-takeover laws and regulations of any state will by their terms apply to the Offer or the Merger, and, except as discussed above, neither Parent nor Purchaser has attempted to comply with any state anti-takeover statute or regulation. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, or be delayed in completing the Offer. In addition, if enjoined, Purchaser might be unable to accept for payment any Common Shares tendered pursuant to the Offer, or be delayed in continuing or completing the Offer and consummating the Merger. In such case, Purchaser may not be obligated to accept for payment any Common Shares tendered in the Offer. See “THE OFFER — Section 11. Conditions to the Offer.”
      Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Common Shares pursuant to the Offer is not subject to these requirements because Parent currently owns in excess of 50% of the issued and outstanding Common Shares.
      The FTC and the DOJ frequently scrutinize the legality of mergers and acquisitions under United States Antitrust Laws (as defined herein) of transactions such as Purchaser’s acquisition of Common Shares pursuant to the Offer and the Merger. At any time before or after Purchaser’s acquisition of Common Shares, the DOJ or the FTC could take such action under United States Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Common Shares pursuant to the Offer or otherwise seeking divestiture of Common Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under United States Antitrust Laws under certain circumstances. Parent and Purchaser believe that the acquisition of Common Shares by Purchaser will not violate United States Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Common Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See “THE OFFER — Section 11. Conditions to the Offer” for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.
      As used in this Offer to Purchase, “United States Antitrust Laws” means and includes the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
      Parent and the Company conduct operations in a large number of other jurisdictions throughout the world, where other antitrust filings or approvals may be required or advisable in connection with the completion of the Offer and the Merger. Parent and Purchaser currently intend to make filings or seek approvals in certain other jurisdictions if necessary; however, Parent and Purchaser do not expect such filings or approvals to materially delay the completion of the Offer or the consummation of the Merger. Parent and Purchaser believe that the transactions contemplated hereby should be approved without any conditions in all countries, if any, where approval is required. However, it cannot be ruled out that any foreign antitrust authority might seek to require remedial undertakings as a condition to its approval.
      Federal Reserve Board Regulations. Regulations T, U and X (the “Margin Regulations”) of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Common Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. Parent and Purchaser will ensure that the financing of the acquisition of the Common Shares will be in compliance with the Margin Regulations.
      Shareholder Litigation. Following the announcement of Parent’s intent to make the Offer, individual shareholders of the Company filed complaints in the Circuit Court for Baltimore City, Maryland purporting to commence class action lawsuits against the Parent, the Company and each of the individual board members of the Company. The complaints were styled as Harold B. Obstfeld v. Phillipe R. Rollier, et al (C.A. No. 24-C-06-001604), Samuel Mayer v. Lafarge North America Inc., et al (C.A. No. 24-C-06-001495), City of Philadelphia Board of Pensions and Retirement v. Lafarge North America Inc., et al, David Jasinover v. Lafarge North America Inc., et al (C.A. No. 24 C-06-001584) Kenneth Amron v. Lafarge North America Inc., et al (C.A. No. 24-C-06-001624) and Local 66 Trust Funds v. Lafarge North America Inc., et al. In addition, two complaints were filed in the Circuit Court of Maryland for Montgomery County captioned Rice v. Lafarge North America Inc., et al (268974-V) and Kahn v. Lafarge North America Inc., et al (269216-V). In general, the complaints allege, among other things: (1) breaches of fiduciary duty by the Parent, the Company and the members of the Company board in connection with the Offer and Merger; (2) that the consideration Parent is offering is inadequate; and (3) that Parent is acting to further its own interests at the expense of Company minority shareholders. Among other remedies, the complaints seek to enjoin the Offer and Merger or, alternatively, seek damages in an unspecified amount and rescission in the event the proposed transaction occurs. Parent believes that the claims in these cases have no merit.

14.	Fees and Expenses
      Parent has engaged JPMorgan and BNP Paribas to act as joint Dealer Managers in connection with the Offer. JPMorgan and BNP Paribas provided certain financial advisory services to Parent in connection with the Offer. Parent will pay JPMorgan and BNP Paribas customary compensation for such services in connection with the Offer and the Merger. Parent has agreed to reimburse JPMorgan and BNP Paribas for reasonable travel and other expenses incurred in connection with its engagement, including reasonable fees and expenses of legal counsel, and to indemnify JPMorgan, BNP Paribas and their respective affiliates against liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.
      Purchaser and Parent have retained Innisfree M&A Incorporated to serve as the Information Agent and Computershare Shareholder Services, Inc. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Common Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.
      Except as discussed above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Common Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.
      The following is an estimate of fees and expenses to be incurred by Parent and Purchaser in connection with the Offer:

Financial Advisor/Dealer Managers	$12,840,000	*
Advertising	$100,000
Filing	$270,000
Depositary/Transfer Agent	$100,000
Information Agent (including mailing)	$100,000
Legal, Printing and Miscellaneous	$6,000,000
Total	$19,410,000

*	€10,700,000 at 1€ = 1.2 U.S. dollars.
      In addition, the Company will incur its own fees and expenses in connection with the Offer. The Company will not pay any of the fees and expenses to be incurred by Parent and Purchaser.

15.	Miscellaneous
      The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Common Shares other than Parent and its subsidiaries. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in such state.
      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.
      Purchaser and Parent have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 order the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in “THE OFFER — Section 7. Certain Information Concerning the Company — Available Information.”

Efalar Inc.
February 21, 2006

SCHEDULE A
INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF PARENT AND PURCHASER
      1. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of France, and the business address of each such person is c/o Lafarge S.A., 61 rue des Belles Feuilles, B.P. 75782, Paris Cedex 16, France. Neither Parent nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Present Principal Occupation or Employment;
Name	Material Positions Held During the Past Five Years

Bertrand Collomb	Chairman of the Board of Lafarge S.A. (1989-present); Chief Executive Officer of Lafarge S.A. (1989-2003); Chairman of the Board of Lafarge North America (1989-present); Vice-Chairman of the Board of Unilever (2003-present); Director of Total (2000-present); Director of Atco (1999-present)
Bernard Kasriel	Director of Lafarge S.A. (1989-present) and Vice-Chairman since 1995; Chief Executive Officer of Lafarge S.A. (2003-2005); Chief Operating Officer of Lafarge S.A. (1996-2003); Director of Lafarge North America (1989-present) and Vice-Chairman through 2005; Director of L’Oreal and Sonocco Products Company
Bruno Lafont	Director of Lafarge S.A. (2005-present); Chief Executive Officer of Lafarge S.A. (2005-present); Chief Operating Officer of Lafarge S.A. (2003-2005); Executive Vice President — Gypsum, Lafarge S.A. (1998-2003); Director of Lafarge North America (2003-present) and Vice-Chairman since 2006
Jacques Lefèvre	Vice-Chairman of the Board of Lafarge S.A. (1989-present); Chairman of the Supervisory Board of Compagnie de Fives Lille; Director of Société Nationale d’Investissement (Morocco); Director of Cimentos de Portugal; Director of Petrokazakhstan Inc. (Canada)
Michael Blakenham	Director of Lafarge S.A. (1997-present); Director of Sotheby’s Holdings Inc. (1987-present); Trustee of the Blackenham Trust (1984-present); International Advisory Board member, Toshiba Corporation (1997-2003); UK Chairman, Japan 2001 Festival (1999-2002); Chairman of Trustees, Royal Botanical Gardens, Kew (1997-2003); Chairman of Governance Report Committee (2002-2004); President of the British Trust for Ornithology (2001-2005); President Sussex Wildlife Trust (1983-2003)
Citizen of the United Kingdom
Jean-Pierre Boisivon	Director of Lafarge S.A. (2005-present); Chairman of the Board of the Centre National d’Enseignement a Distance; Deputy General Manager of the Institut de l’Entreprise
Michel Bon	Director of Lafarge S.A. (1993-present); Chairman and Chief Executive Officer of France Telecom (1995-2002); Chairman of the Supervisory Board of Editions du Cerf (1999-present); Senior Advisor, Dome Close Brothers (2003-present); President of the Institut Pasteur; Director of Sonepar; Director of the Banque Transatlantique; Member of the Supervisory Board of Grand Vision and L’Air Liquide S.A.

Present Principal Occupation or Employment;
Name	Material Positions Held During the Past Five Years

Philippe Charrier	Director of Lafarge S.A. (2005-present); General Manager of Procter and Gamble France; Chairman of the Board of Alphident and Dental Emco S.A.; Director of Eco Emballages; Director of the Fondation HEC; Director of the Association Française des Industries de la detergence, de l’entretien et des produits d’hygiène industrielle (AFISE); Director of CEMS (Community of European Management Schools) and of the Institut de Liasons et d’Etudes des Industries Economiques (ILEC); Vice-Chairman of Entreprise et Progrès
Oscar Fanjul	Director of Lafarge S.A. (2005-present); Vice-Chairman and Chief Executive Officer of Omega Capital (1998-present); Director of Unilever; Director of the London Stock Exchange; Director of Acerinox; Director of Technicas Reunidas; Member of the Supervisory Board of the Carlyle Group in Europe and of Sviluppo Italia; International Adviser with Goldman Sachs
Citizen of Spain
Guilherme Frering	Director of Lafarge S.A. (1997-present); President of the Instituto Desiderata (Brazil); Board Member, Caemi Mineração e Melurgia S.A., Holding Company (Brazil) (1989-January 2001); Chairman of the Board Cimento Mauá S.A. (Brazilian subsidiary of Lafarge) (1997-present); Managing Director of Tellus (UK) Limited, Business and Investment Advice (November 2002-present)
Juan Gallardo	Director of Lafarge S.A. (2003-present); Chairman of Grupo Embotelladoras Unidas S.A. de C.V. (Mexico); Director of Nacional Drogas, Grupo Mexico (1970-present); Director of Caterpillar Inc. (1998-present); Member of the International Advisory Council of Textron Inc., Member of the Mexican Business Roundtable
Citizen of Mexico
Alain Joly	Director of Lafarge S.A. (1993-present); Chairman of the Supervisory Board of L’Air Liquide S.A. (November 2001-present); Director of BNP-Paribas
Raphaël de Lafarge	Director of Lafarge S.A. (1982-present); Director of Borgey S.A. (1994-2003)
Michel Pébereau	Director of Lafarge S.A. (1991-present); Chairman of BNP-Paribas; Director of Total and Saint-Gobain (France); Member of the Supervisory Board of Axa and Galeries Lafayette (France); Président of the Institut de l’Entreprise
Hélène Ploix	Director of Lafarge S.A. (1999-present); Chairman of Pechel Industries S.A.S. and CDC Participations (France) (1997-2004); Chairman of Pechel Industries Partenaires (2005-present); Director of Publicis Groupe; Director of BNP-Paribas; Director of Ferring S.A. (Switzerland); Director of the Boots Group Plc. (Great Britain)
Michel Rose	Chief Operating Officer of Lafarge S.A. (2003-present), Senior Executive Vice President, Cement, Lafarge S.A. (2001-2003); Director of Lafarge N.A. (1992-present)
Guillame Roux	Group Executive Vice President — Cement Division, Lafarge S.A. (2006-present); Chief Executive Officer of Lafarge Turkey (1999-2002), Executive Vice President of Cement Division Operations in Southeast Asia (2002-2005)
Ulrich Glaunach	Group Executive Vice President — Cement Division, of Lafarge S.A. (2006-present), Executive Vice President, Roofing of Lafarge S.A. (2001-2005)
Citizen of Austria

Present Principal Occupation or Employment;
Name	Material Positions Held During the Past Five Years

Jean-Charles Blatz	Group Executive Vice President of the Aggregates & Concrete Division and a member of the Executive Committee of Lafarge S.A. (2004-present) Executive Vice President of the Mediterranean Region and Trading Division of Lafarge S.A. (1995-2004)
Jean-Christopher Barbant	Group Executive Vice President, Roofing, Lafarge S.A. (2006- present); Executive Vice President Lafarge Roofing (2003-2005); Director e-business corporate of Lafarge S.A. (2000-2003)
Isidoro Miranda	Group Executive Vice President, Gypsum, Lafarge S.A. (2003- present), Executive Vice President Cement Division of Lafarge S.A. (2001-2003), General Manager of Lafarge Asland (1998-2001)
Citizen of Spain
Jean-Jacques Gauthier	Chief Financial Officer and Group Executive Vice President Finance of Lafarge S.A. (2001-present); Executive Vice President and Chief Financial Officer of Astrium (2000-2001)
Christian Herrault	Group Executive Vice President Organization & Human Resources of Lafarge S.A. (1998-present)
      2. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of France, and the business address of each such person is c/o Lafarge S.A., 61 rue des Belles Feuilles, B.P. 75782, Paris Cedex 16, France. Neither Purchaser nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Present Principal Occupation or Employment;
Name	Material Positions Held During the Past Five Years

Jean-Jacques Gauthier	Chief Financial Officer and Group Executive Vice President Finance of Lafarge S.A. (2001-present); Executive Vice President and Chief Financial Officer of Astrium (2000-2001)
Michel Bisiaux	Senior Vice-President General Counsel and Corporate Secretary of Lafarge S.A. (2002-present); Director, M&A Department, EADS (2001-2002)
Benjamin Dornic	Assistant General Counsel of Lafarge S.A. (2003-present); Consultant Transvers (2002-2003); General Counsel, iMediation (2000-2002)

SCHEDULE B
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
      The following table sets forth (i) the current ownership of Common Shares, options and Exchangeable Preference Shares by Parent and its directors and officers and (ii) the purchases of Common Shares and Exchangeable Preference Shares by the respective directors and officers of Parent during the past sixty days. The directors and officers of Purchaser do not own any Common Shares, Exchangeable Preference Shares or options to purchase either of the foregoing and have not engaged in any transactions with respect thereto.

	Securities Ownership

					Exchangeable		Securities
	Common Shares		Options		Preference Shares		Transactions
							for Past 60
Filing Person	Number	Percent	Number	Percent	Number	Percent	Days

Parent	39,605,061	55.4%	—	—	488,520	10.7%	—
Bertrand Collomb	10,698	*	185,000	*	—	—	—
Bernard Kasriel	4,000	*	121,000	*	—	—	—
Bruno Lafont	1,000	*	2,000	*	—	—	—
Jacques Lefèvre	100	*	6,000	*	—	—	—
Michel Rose	—	—	2,000	*	—	—	—
Guillame Roux	373	*	—	—	—	—	—
All directors and officers of Parent as a group	16,171	*	316,000	*	—	—	—

*	Less than 1%

B-1

SCHEDULE C
NOTICE OF MERGER
OF
LAFARGE NORTH AMERICA INC.
AND
EFALAR INC.
      Notice is hereby given by Efalar Inc., a Delaware corporation (the “Purchaser”), of the proposed merger (the “Merger”) of the Purchaser and Lafarge North America Inc., a Maryland corporation (“the Company” or “LNA”). Articles of Merger pursuant to which the Merger will become effective will be filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) not earlier than 30 days after the date of this Notice. This Notice is given pursuant to Section 3-106(d) of the Maryland General Corporation Law, as applicable to a Maryland corporation, to each shareholder of record of LNA as of February 10, 2006 and is conditioned upon the ownership by the Purchaser of Common Shares of LNA and exchangeable preference shares of Lafarge Canada that are entitled to cast 90% or more of all of the votes entitled to be cast on the Merger, as of the time of acceptance for record of the Articles of Merger by the SDAT.

EFALAR INC.

Jean-Jacques Gauthier
President

C-1

      Manually-executed facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:
The Depositary for the offer is:

By Mail:	By Hand:	By Overnight Courier:
Computershare Attn: Corp. Actions PO Box 43014 Providence, RI 02940-3014	Computershare Attn: Corp. Actions 250 Royall St. Canton, MA 02021	Computershare Attn: Corp. Actions 250 Royall St. Canton, MA 02021
      Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
501 Madison Avenue, 20th Floor
New York, New York 10022
Shareholders Call Toll-Free:
(877) 825-8730 (English speakers)
(877) 825-8777 (French speakers)
Banks & Brokers Call Collect: (212) 750-5833
The Dealer Managers for the Offer are:

J.P. Morgan Securities Inc. 277 Park Avenue New York, NY 10172 Toll Free: (800) 488-6809	BNP Paribas Securities Corp. The Equitable Tower, 787 Seventh Avenue New York, NY 10019 (212) 841-3204